Exhibit 4.1
EXECUTION VERSION
AGREEMENT
SEPTEMBER 2011
€149,933,766.11 CREDIT FACILITY
NAVIERA TEEKAY GAS IV S.L.U.
as Borrower
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Banks
ING BANK N.V., LONDON BRANCH
as Agent
ING BANK N.V., LONDON BRANCH
as Spanish Security Agent
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Swap Banks
ING BANK N.V., LONDON BRANCH
as Bookrunner
and
ING BANK N.V., LONDON BRANCH
ABN AMRO BANK N.V.
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Mandated Lead Arrangers
and
J.P. MORGAN LIMITED
SCOTIABANK (IRELAND) LIMITED
as Lead Arrangers
ALLEN & OVERY
Allen & Overy LLP
0030277-0000134 BK:17189647.13

THIS AGREEMENT is dated             September 2011
BETWEEN:
(1)
NAVIERA TEEKAY GAS IV S.L.U. (formerly Naviera F. Tapias Gas IV S.A.), a company organised and existing under the laws of Spain, whose registered office is at C/Musgo n°.5, 2°Plta., La Florida, 28023 Madrid (the Borrower);

(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Banks and Commitments) as banks (the Banks);

(3)	ING BANK N.V., LONDON BRANCH as agent (the Agent);

(4)	ING BANK N.V., LONDON BRANCH as Spanish security agent (the Spanish Security Agent);
(5)	ING BANK N.V., LONDON BRANCH, ABN AMRO BANK N.V., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, and THE BANK OF NOVA SCOTIA as swap banks (each in such capacity, a Swap Bank);

(6)	ING BANK N.V., LONDON BRANCH as bookrunner (the Bookrunner);
(7)	ING BANK N.V., LONDON BRANCH, ABN AMRO BANK N.V. and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as mandated lead arrangers (the Arrangers); and
(8)	J.P. MORGAN LIMITED and SCOTIABANK(IRELAND) LIMITED as lead arrangers.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Agreement:
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means, in relation to any currency (other than euros) in which any payment is made under this Agreement or any other Finance Document (the relevant currency), the Agent’s spot rate of exchange for the purchase of euros in the London foreign exchange market with the relevant currency at or about 11.00 a.m. on the day the payment is received or on the next Business Day.

AIE means Pagumar AIE, an economic grouping (Agrupación de Interés Económico) organised and existing under the laws of Spain.

Applicable Law means, as the context may require, all or any laws, statutes, proclamations, treaties, bylaws, directives, regulations, statutory instruments, rules, orders, decisions, circulars, codes, decrees, injunctions, resolutions, judgments, rules of court, delegated or subordinate legislation, rules of common law or any European Union legislation at any time or from time to time in force in the country in which any Party is incorporated or in which the Vessel may be located and which are or may become applicable to this Agreement, any Finance Document or document referred to in this Agreement, and have force of law, as the same may be subjected to any Change in Law from time to time.

Approved Valuers means each of Poten & Partners, H Clarkson & Company Limited, Braemar Seascape Ship Brokers Limited, Seascope Shipping, R.S. Platou Shipbrokers a.s., Fearnley Offshore Supply and such other independent reputable valuers agreed between the Agent (acting in accordance with the instructions of the Majority Banks) and the Borrower from time to time.

Assignment, Assumption and Release Certificate means a certificate substantially in the form of Schedule 5 (Form of Assignment, Assumption and Release Certificate) with such amendments as the Agent may approve or reasonably require or any other form agreed between the Agent and the Borrower.

Balloon Amount means €40,000,000 (forty million euro).
Bareboat Charter means the bareboat charter entered into on 30 December 2003 between the Borrower and the AIE.
Builder means Izar, Construcciones Navales, S.A., a corporation organised and existing under the laws of Spain with its registered office at Paseo de la Castellana, 55, 28046 Madrid, Spain.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London and Madrid and which is also a TARGET day.

Change in Law means the application to any person of any Applicable Law, which did not apply to such person prior to the date of this Agreement, or, after the date of this Agreement, any change (whether with immediate, prospective or retrospective effect) in, or any change in the practice of application of any Applicable Law (including, without limitation, any Applicable Law ceasing to apply, being withdrawn or not being renewed, becoming effective or being varied and any change in interpretation of any Applicable Law by any competent authority).

Charter means any charter or other contract for the employment of the Vessel which may be entered into by the Borrower with a Charterer in accordance with the terms and conditions of this Agreement, including, but not limited to, the Time Charter.

Charterer means the Time Charterer or any other charterer of the Vessel from time to time.
Commitment means:
(a)
in relation to an Existing Bank (as defined in Clause 28.2 (Assignment of the rights and assumption and release of the obligations of a Bank)) which is a Bank on the date of this Agreement, the amount in euros set opposite its name in Schedule 1 (Banks and Commitments) and the amount of any other Bank’s Commitment acquired by it under Clause 28 (Changes to the Parties); and

(b)
in relation to a New Bank (as defined in Clause 28.2 (Assignment of the rights and assumption and release of the obligations of a Bank)) which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment acquired by it under Clause 28 (Changes to the Parties), to the extent not cancelled, reduced or transferred under this Agreement.
Commitment Period means the period from the date of this Agreement up to and including 30 November 2011.

Date of Total Loss means the date of Total Loss of the Vessel which date shall be deemed to have occurred:
(a)	in the case of an actual total loss, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;
(b)
in the case of a constructive total loss, upon the date and at the time notice of abandonment is given to the insurers for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers;
(d)	in the case of requisition for title or other compulsory acquisition, on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and
(e)
in the case of capture, seizure, arrest, detention, requisition for hire or confiscation by any government or by persons acting or purporting to act on behalf of any government or by any other person which deprives the Borrower or, as the case may be, any Charterer of the use of the Vessel for more than 90 days, upon the expiry of the period of 90 days after the date upon which the relevant capture, seizure, arrest, detention or confiscation occurred.

Deed of Accession means a deed of accession substantially in the form of Schedule 10 (Form of Deed of Accession of Swap Bank).
Default means an Event of Default or a Potential Event of Default.
Dollars or US$ means the lawful currency for the time being of the United States of America.
Drawdown Date means the date of the advance of the Loan.

Earnings means all present and future moneys and claims which are earned by or become payable to or for the account of the Borrower in connection with the operation or ownership of the Vessel and including but not limited to:

(a)	freights, passage and hire moneys (whether earned under any Charter or otherwise);
(b)	remuneration for salvage and towage services;
(c)	demurrage and detention moneys;
(d)
all present and future moneys and claims payable to the Borrower in respect of any breach or variation of a Charter in respect of the Vessel (other than moneys, if any, which represent agreed reimbursement by a Charterer of costs and expenses incurred by the Borrower in connection with such Charter); and

(e)	all moneys and claims in respect of the requisition for hire of the Vessel.
Earnings Account means an account or accounts in the name of the Borrower opened with ING Bank N.V., London Branch in accordance with Clause 17.34 (Earnings Account).

Earnings Account Charge means the assignment of the Earnings Account in form and substance satisfactory to the Agent acting on the instructions of the Banks to be granted in favour of the Agent by the Borrower in accordance with Clause 17.34 (Earnings Account) together with any and all notices and acknowledgments entered into in connection therewith.

Environment means:
(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;
(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and
(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground.
Environmental Affiliate means any Affiliate of either the Borrower or any other Manager together with their employees and subcontractors.
Environmental Approvals means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any allegation of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material. In this context “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action.

Environmental Laws means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes having legal or judicial import or effect, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;
(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and
(c)
the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

EURIBOR means for an Interest Period:
(a)	the applicable Screen Rate as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period;
(b)
if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upward to the nearest four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period; or

(c)
if the rate cannot be determined under paragraph (a) or paragraph (b) above, the rate supplied to the Agent at its request by the British Bankers’ Association for the offering of deposits in euros for a period commencing on the Rate Fixing Day and comparable to the Interest Period.

euro means the single currency of the Participating Member States.
Event of Default means an event specified as such in Clause 20.1 (Events of Default).
Excess Risks means:
(a)
the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

(b)
collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of the Vessel as is covered by the hull and machinery insurance.

Existing Facility means the credit agreement entered into on 21 December 2001 between (among others) the Borrower, J.P. Morgan Europe Limited as agent and J.P. Morgan Europe Limited as Spanish security agent, as the same has been amended and/or supplemented from time to time.

Existing Facility Agent means J.P. Morgan Europe Limited in its capacity as agent under the Existing Facility.
Facility means the facility referred to in Clause 2.1 (Term loan facility).
Facility Office means the office(s) notified by a Bank to the Agent:
(a)	on or before the date it becomes a Bank; or
(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letters means the letters between the Arrangers and the Borrower and between the Agent and the Borrower dated on or about the date of this Agreement and relating to the payment of fees by the Borrower in consideration of the granting of this Facility.

Final Maturity Date means the date seven years from the last day of the calendar month in which the Drawdown Date occurs.

Finance Document means this Agreement, each Security Document, each Fee Letter, each Swap Agreement, an Assignment, Assumption and Release Certificate, a Deed of Accession, the OFAC Letter or any other document designated as such by the Agent and the Borrower.

Finance Party means the Bookrunner, each Arranger, each Bank, each Swap Bank, the Agent or the Spanish Security Agent.
Financial Indebtedness means any indebtedness in respect of:
(a)	moneys borrowed and debit balances at banks and other financial institutions;
(b)	any debenture, bond, note, loan stock or other similar debt instrument;
(c)	any acceptance or documentary credit;
(d)	receivables sold or discounted (otherwise than on a non-recourse basis);
(e)
the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset (other than normal trade credit not exceeding 180 days);

(f)	any leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;
(g)	any currency swap or interest swap, cap or collar arrangements or any other derivative instrument;
(h)	any amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or
(i)	any guarantee, indemnity or similar assurance in respect of any of the foregoing.
GAAP means:
(a)
in respect of the Borrower and Teekay Spain, generally accepted accounting principles in Spain as in effect as of the date of this Agreement pursuant to the pronouncements, statements, rules and regulations of the Spanish Institute of Accountancy and Audit of Accounts “Instituto de Contabilidad y Auditoria de Cuentas”; and

(b)	in respect of TGP, generally accepted accounting principles in the United States of America including IFRS.

General Assignment means the general assignment of, inter alia, the Earnings, the Time Charter, the Time Charter Guarantee and each other Charter in form and substance satisfactory to the Agent acting on the instructions of the Banks, granted or to be granted in favour of the Agent by the Borrower, together with any and all notices and acknowledgements entered into in connection therewith.

Group means TGP and its direct or indirect subsidiaries.

Guarantee means the guarantee of the obligations of the Borrower to the Finance Parties in form and substance satisfactory to the Agent acting on the instructions of the Banks, given or to be given by the Guarantors in favour of the Agent on or about the date of this Agreement.

Guarantors means Teekay Spain and TGP, or either of them as the context requires.

Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other applicable law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

Holding Company means, in relation to a person, an entity of which that person is a Subsidiary.
IFRS means the International Financial Reporting Standards issued by the board of the International Accounting Standards Committee from time to time.

Insurances Assignment means the assignment of the Obligatory Insurances in form and substance satisfactory to the Agent acting on the instructions of the Banks, to be granted in favour of the Agent by the Borrower together with any and all notices and acknowledgements entered into in connection therewith.

Insurers means the underwriters or insurance companies with whom any Obligatory Insurance is effected and the managers of any protection and indemnity or war risks association in which the Vessel may at any time be entered.

Interest Period means each period determined in accordance with Clause 8.2 (Duration).

Interest Rate Closing Date means the date agreed between the Agent and the Borrower falling on or within one calendar month after the Drawdown Date on which the interest rate is swapped into a long-term fixed rate pursuant to the Swap Agreements but in any event no later than 15 December 2011.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms safety management system, Safety Management Certificate, Document of Compliance and major non-conformity shall have the same meanings as are given to them in the ISM Code.

ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly.

Loan means up to one hundred and forty nine million nine hundred and thirty three thousand seven hundred and sixty six euro eleven cents (euro 149,933,766.11)or the principal amount thereof from time to time outstanding under this Agreement.

Losses means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any Finance Party.

Majority Banks means, at any time, Banks:
(a)	whose participations in the Loan aggregate more than 66 2/3% of the Loan;
(b)	if no part of the Loan is then outstanding, whose Commitments then aggregate more than 66 2/3% of the Total Commitments; or
(c)	if no part of the Loan is then outstanding and the Total Commitments have been reduced to nil, whose commitments aggregated more than 66 2/3% of the Total Commitments immediately before the reduction.
Manager means the Technical Manager or such other manager as the Agent may approve or appoint in accordance with the terms of this Agreement on terms acceptable to the Majority Banks.
Mandatory Cost means the cost imputed to the Banks of compliance with:
(a)
the cash ratio and special deposit requirements of the Bank of England or any other relevant central bank and/or any banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with Schedule 6 (Calculation of the Mandatory Cost); and

(b)
any other applicable regulatory or central bank requirement relating to the Loan made available by a Bank through a branch in a jurisdiction of the currency of the Loan including any reserve asset requirements of the European Central Bank.

Margin means 2.25% per annum.
Master Agreement means the master agreement dated 30 December 2003 entered into between, among others, the Borrower, the Builder and the AIE.
Material Adverse Effect means a material adverse change in, or a material adverse effect on:
(a)	the financial condition, assets, prospects or business of any Obligor or on the consolidated financial condition, assets, prospects or business of the Group;
(b)	the ability of any Obligor to perform and comply with its obligations under any Finance Document or to avoid any Event of Default;
(c)	the validity, legality or enforceability of any Finance Document; or
(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Borrower or the other Obligors to perform each of its obligations under the Security Documents.

Materials of Environmental Concern means and includes all pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act 1990 and hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980.

Mortgage means a first priority Spanish law ship mortgage in respect of the Vessel in form and substance satisfactory to the Agent acting on the instructions of the Banks given in favour of each of the Banks (jointly and severally):

(a)	on or about the Drawdown Date by the AIE to the Banks; and
(b)	once the Borrower has exercised the Purchase Option and immediately following the discharge of the mortgage given by the AIE pursuant to (a) above, by the Borrower to the Banks.
Obligatory Insurances means:
(a)
all contracts and policies of insurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of the Vessel; and

(b)	all benefits under the contracts, policies and entries under paragraph (a) above and all claims in respect of them and the return of premiums.
Obligor means the Borrower or a Guarantor.
OFAC Letter means the letter dated on or about the date of this Agreement from the Borrower to the Bank in connection with the transactions contemplated by the Finance Documents.

Participating Member State means a member state of the European Community that adopts or has adopted the euro as its lawful currency under the legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.
Permitted Liens means:
(a)	Security Interests created by the Security Documents;
(b)	liens for unpaid crew’s wages outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;
(c)	liens for salvage;
(d)	liens for classification or scheduled dry docking or for necessary repairs to the Vessel whose aggregate cost does not exceed euro 5,000,000 at any one time;
(e)	liens for collision;
(f)	liens for master’s disbursements incurred in the ordinary course of trading; and
(g)
to the extent they are fully subordinate to the Security Interest created by the Mortgage and the Swap Bank Mortgage on the Vessel any other liens arising in connection with amounts not exceeding euro 5,000,000 in aggregate arising in the ordinary course of operation of the Vessel, in each case provided that such amounts are paid when due or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or are and continue to be available), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Agent, the Spanish Security Agent or on any of the Banks.

Pledge of Quota Shares means the pledge of the quota shares of the Borrower in form and substance satisfactory to the Agent acting on the instructions of the Banks, given or to be given by Teekay Spain in favour of the Spanish Security Agent for each of the Banks.

Potential Event of Default means an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Purchase Option means the Borrower’s option under clauses 31(a) and 31(b) of the Bareboat Charter to purchase the Vessel from the AIE.

Rate Fixing Day means the second TARGET Day before the first day of an Interest Period or such other day as the Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means, subject to Clause 28.4 (Reference Banks), the London branches of ING Bank N.V., ABN AMRO Bank N.V. and Crédit Agricole Corporate and Investment Bank.
Related Contracts means any or all of the following (as the context requires):
(a)	the Time Charter;
(b)	any other Charter;
(c)	any Vessel Management Contract;
(d)	any Technical Management Agreement;
(e)	the Time Charter Guarantee;
(f)	the Obligatory Insurances;
(g)	the Master Agreement;
(h)	the Bareboat Charter; and
(i)	any other document entered into in connection with the sale of the Vessel by the AIE to the Borrower as a result of the exercise of the Purchase Option.

Release means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Materials of Environmental Concern for which the Borrower has any liability under Environmental Law, except in accordance with a valid Environmental Approval.

Repayment Instalment means each instalment payable pursuant to Clause 6 (Repayment).
Replacement Swap Agreement means any ISDA Master Agreement entered into by each Swap Bank with the Borrower pursuant to Clause 28.8 (Termination of Swap Agreements).

Request means a request made by the Borrower for the drawdown of the Loan, substantially in the form of Schedule 4 (Form of Request).
Required Amount means that amount which at the relevant time is 110% of the higher of:
(a)	the aggregate of the outstanding Loan; and
(b)	the value of the Vessel, as valued in accordance with Clause 19 (Valuation).

Screen Rate means, in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Borrower to the Finance Parties under or in connection with any Finance Document.
Security Assets means any asset the subject of a Security Interest created by a Security Document.
Security Documents means:
(a)	the Mortgage;
(b)	each Swap Bank Mortgage;
(c)	the General Assignment;
(d)	the Tax Lease General Assignment;
(e)	the Pledge of Quota Shares;
(f)	the Swap Agreement Assignment;
(g)	the Vessel Management Assignment;
(h)	the Guarantee;
(i)	the Insurances Assignment;
(j)	the Earnings Account Charge; and
(k)	any other document designated as such in writing by the Borrower and the Agent.
Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
Spanish Public Document means an “escritura pública” or “póliza” granted before a Spanish Notary Public.

Spanish Security Agent means ING Bank N.V., London Branch when acting in its capacity as agent and attorney for each of the Banks (appointed by each Bank under a power of attorney in the form of Schedule 8 (Form of Bank’s Power of Attorney) in connection with the Pledge of Quota Shares and the Mortgage.

Subsidiary means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership.

Swap Agreements means together each of the ISDA Master Agreements to be entered into by each Swap Bank with the Borrower on or before the Interest Rate Closing Date in order to fix the rate of interest on the Loan from the Interest Rate Closing Date until the scheduled expiry of the Time Charter (together with any confirmation executed in connection therewith), that have been approved by the Agent.

Swap Agreement Assignment means the assignment of each Swap Agreement granted or to be granted in favour of the Agent by the Borrower, together with any and all notices and acknowledgements entered into in connection therewith.

Swap Bank Mortgage means together, each first priority Spanish law ship mortgage in respect of the Vessel given in favour of a Swap Bank:
(a)	on or about the Drawdown Date, by the AIE to the Swap Banks:
(b)	once the Borrower has exercised the Purchase Option, by the Borrower to the Swap Banks whereupon the mortgage(s) given by the AIE pursuant to (a) above will be discharged in each case ranking pari passu with the Mortgage and in a form and substance acceptable to the Agent acting on the instructions of the Majority Banks.

Swap Banks means ING Bank N.V., London Branch, ING Bank N.V., ABN AMRO Bank N.V., Crédit Agricole Corporate and Investment Bank, The Bank of Nova Scotia and any other bank or financial institution which becomes a party to this Agreement as a Swap Bank under Clause 28.7 (Accession of Swap Banks) in each case in its capacity as provider of interest rate or hedging facilities to the Borrower.

Swap Debt means all present and future liabilities (actual or contingent) payable or owing by the Borrower to the Swap Banks under or in connection with the Swap Agreements, whether or not matured and whether or not liquidated.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilises a single shared platform and which was launched on 19 November 2007) is open for the settlement of payments in euro.

Tax Lease Documents means the Master Agreement, the Bareboat Charter, and any other document which may be entered into with the approval of the Agent in connection with the implementation of the Tax Lease Stage.

Tax Lease General Assignment means the assignment of the Master Agreement and the Bareboat Charter in form and substance satisfactory to the Agent acting on the instructions of the Banks granted or to be granted in favour of the Agent by the Borrower on or about the date of this Agreement together with any and all notices and acknowledgements entered into in connection therewith.

Tax Lease Stage means the tax lease phase of the agreement for the supply of the Vessel from the Builder to the Borrower under which:
(a)	the AIE and the Borrower have entered into the Bareboat Charter; and
(b)	the AIE, the Borrower and the Builder entered into the Master Agreement.

Technical Manager means the Borrower, Teekay Spain, Teekay Servicios Maritimos S.L. any Subsidiary of Teekay Spain, TGP or Teekay Corp. or such other technical manager as the Agent, acting on the reasonable instructions of the Mandated Lead Arrangers may approve or appoint in accordance with the terms of this Agreement.

Technical Management Agreement means the agreement entered into or to be entered into between the Borrower and the Technical Manager for the technical management of the Vessel, or as the case may be, such other agreement for the technical management of the Vessel which may be entered into by the Borrower with a Technical Manager in accordance with the terms and conditions of this Agreement.

Teekay Corp. means Teekay Corporation, a corporation incorporated according to the law of The Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH — 96960.

Teekay GP means Teekay GP L.L.C., a limited liability company organised and existing under the laws of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH — 96960.

Teekay Spain means Teekay Shipping Spain S.L., (formerly Naviera F Tapias S.A.), a company organised and existing under the laws of Spain and having its registered office at C/Musgo no 5, 2° Plta., LA FLORIDA, 28023 Madrid.

TGP means Teekay LNG Partners L.P., a limited partnership organised and existing in the Republic of the Marshall Islands and having its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH — 96960.

Third Party Default means any default by any party to any of the Tax Lease Documents.
Time Charter means the agreement dated 19 November 2001 between the Borrower and the Time Charterer for the time charter of the Vessel, together with any other addendum thereto from time to time.

Time Charterer means Repsol YPF Trading y Transporte S.A., a company incorporated under the laws of Spain and having its registered office at 278 Paseo de la Castellana, 28046 Madrid, Spain, or any assignee of the Time Charter pursuant to clause 50 of the Time Charter.

Time Charter Guarantee means the time charter guarantee dated 19 November 2001, issued by Repsol YPF S.A. in favour of the Borrower in connection with the Time Charter.
Total Commitments means €149,933,766.11 (one hundred and forty nine million nine hundred and thirty three thousand seven hundred and sixty six euro eleven cents.).
Total Loss includes:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;
(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;
(c)
capture, seizure, arrest, detention, or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government or any other person which deprives the Borrower or, as the case may be, any Charterer of the use of the Vessel for more than 90 days after that occurrence; and

(d)
requisition for hire of the Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Borrower, or, as the case may be, any Charterer of the use of the Vessel.

Vessel means the m.v. MADRID SPIRIT, a 138,000 cbm membrane-type LNG carrying vessel constructed by the Builder at Puerto Real and registered on the Canary Islands Special Registry of Vessels and Shipping Companies with IMO number 9259276.

Vessel Management Assignment means the assignment of any Vessel Management Contract and any Technical Management Agreement, in each case, where the relevant Manager is not a Subsidiary of TGP or Teekay Corp., in form and substance acceptable to the Agent acting on the instructions of the Banks granted or to be granted in favour of the Agent by the Borrower, together with any and all notices and acknowledgements entered into in connection therewith.

Vessel Management Contract means each agreement entered into between the Borrower and a Manager (in the event that the Borrower itself ceases to be the Manager) for the management of the Vessel in form and substance satisfactory to the Agent in its sole discretion, in accordance with the terms and conditions of this Agreement.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation, protocol or re-enactment and amended is to be construed accordingly;
(ii)	approved in Clause 17.35 (Scope of Obligatory Insurances) and Clause 17.37 (Obligatory Insurances) means approved by the Agent in writing;
(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;
(v)
a month (except for a reference to a calendar month) is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or
(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;
(vi)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not, in respect of which it is customary for banking and financial institutions to comply with) of any governmental or inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a law or regulation, or to a provision of a law or regulation, is a reference to that law, regulation or provision as amended or re-enacted;

(viii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(ix)	a person includes its successors and assigns;

(x)	a Finance Document or another document is a reference to that Finance Document or that other document as amended;

(xi)	a time of day is a reference to London time; and
(xii)	a calendar day, week, month or year is a reference to such a period of time as set out in the Gregorian calendar.
(b)
Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
(d)
A document is in the agreed form for the purposes of the Finance Documents if it is initialled for the purposes of identification as such by the Borrower and the Agent on or before the date of this Agreement.

(e)	A person who is not a party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.
(f)
If the Agent reasonably considers that an amount paid by the Borrower to the Agent under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Borrower or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of the Finance Documents.

2.	THE FACILITY

2.1	Term loan facility

Subject to the terms of this Agreement, the Banks agree to make a Loan available to the Borrower up to an aggregate principal amount not exceeding the Total Commitments. No Bank is obliged to lend more than its Commitment.

2.2	Nature of a Finance Party’s rights and obligations
(a)
The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE
(a)
The Borrower shall apply the Loan solely to refinance the Existing Facility by directing the Agent to pay the Existing Facility Agent all sums due and payable under the Existing Facility on the Drawdown Date.

(b)	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of the Loan.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent
(a)
The obligations of each Finance Party to the Borrower under this Agreement are subject to the conditions precedent that the Agent has notified the Borrower and the Banks that it has received all of the documents set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Agent.

(b)	The obligations of each Bank to participate in the Loan under Clause 5.3 (Advance of Loan) are subject to the further conditions precedent that:
(i)	on both the date of the Request and the Drawdown Date for the Loan:
(A)
the representations and warranties in Clause 16 (Representations and Warranties) to be repeated on those dates are true and accurate and will be true and accurate immediately after the Loan is advanced; and

(B)	no Default is outstanding or would result from the advancing of the Loan;
(ii)	the advancing of the Loan would not cause Clause 2.1 (Term loan facility) to be contravened;
(iii)
each Existing Bank (as defined in Clause 28.2 (Assignment of the rights and assumption and release of the obligations of a Bank)) as at the Drawdown Date of the Loan has given to the Spanish Security Agent power of attorney in the form of Schedule 8 (Form of Bank’s Power of Attorney) which power of attorney has been notarised and apostillised;

(iv)	all other terms and conditions under this Agreement to the advancing of the Loan have been satisfied in full;
(v)	on or before the Drawdown Date the Mortgage and the Swap Bank Mortgage have been pre-approved by the Registrar of Ships in the Canary Islands Special Registry of Vessels and Shipping Companies.
(c)
The continuing obligations of the Banks to participate in the Loan are subject to the Borrower fulfilling the condition(s) listed in Schedule 3 (Conditions Subsequent) within the time period specified for compliance with each condition.

(d)
The Borrower undertakes that as soon as possible and in any event, within fifteen (15) days from the Drawdown Date it will formalise a record of declarations in the required form under Spanish law executed before a Notary Public or a Commercial Stockbroker in Spain in which it acknowledges that it has received the Loan from the Banks. The costs of such formalisation shall be for the account of the Borrower.

(e)
The Majority Banks shall be entitled, in their absolute discretion, to waive or defer the fulfilment of any of the conditions precedent referred to in Clause 4.1(a) upon such terms as they may specify. In the event that, following such deferral, the relevant document has not been supplied by the Borrower within the time period specified in writing by the Agent on behalf of the Majority Banks, such failure to supply the relevant document shall constitute an immediate Event of Default and the Majority Banks may, by notice from the Agent to the Borrower, demand that all or part of the Facility, together with accrued interest and all other accrued amounts under the Finance Documents be payable on demand whereupon they shall immediately become payable by the Borrower on demand by the Agent.

5.	DRAWDOWN

5.1	Receipt of Request

The Borrower may borrow the Loan during the Commitment Period if the Agent receives, not later than 10.00 a.m. three Business Days before the proposed Drawdown Date, a duly completed Request. The Request is irrevocable.

5.2	Completion of Request
The Request will not be regarded as having been duly completed unless:
(a)	the Drawdown Date is a Business Day falling during the Commitment Period and is the last day of an interest period under the Existing Facility; and
(b)	the payment instructions comply with Clause 10 (Payments).
5.3	Advance of Loan
(a)	The Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation.
(b)
Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Agent for the Borrower on the relevant Drawdown Date. The amount of each Bank’s participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the proposed Drawdown Date.

6.	REPAYMENT
(a)
The Borrower shall repay the Loan by 84 consecutive monthly instalments commencing on the last day of the calendar month in which the Drawdown Date occurs (when the Drawdown Date itself falls on the last day of a month, in which case it shall be the last day of the calendar month falling after the month in which the Drawdown Date occurs and the last day of each calendar month thereafter in the amounts set out in Schedule 7 (Repayment Schedule). The amount of each Repayment Instalment is calculated by reference to a fixed rate annuity profile assuming amortisation of the aggregate principal amount constituting the Loan minus the Balloon Amount over 240 months from 28 February 2005.

(b)	The balance of the Loan outstanding on the Final Maturity Date shall be repaid in full on that date. Any amounts repaid under this Clause 6 may not be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic Cancellation
The unutilised Commitment of each Bank shall be automatically cancelled at close of business on the last day of the Commitment Period.

7.2	Mandatory prepayment
(a)	The Borrower shall be obliged to prepay the whole of the Loan then outstanding in the following circumstances and at the following times:
(i)	if the Vessel is sold to any party other than the Borrower in accordance with Clause 17.16, on or before the date on which the sale is completed by delivery of the Vessel to the buyer;
(ii)	if there is a Total Loss, on the earlier of the date falling 180 days after the Date of Total Loss and the date of receipt by the Agent of the proceeds of insurance relating to such Total Loss;
(iii)
if any of the Master Agreement or the Bareboat Charter are terminated for any reason other than as contemplated by Clause 17.16(a) (Tax Lease Stage), on the date of termination of the relevant agreement;

(iv)
if the Time Charter is terminated for any reason by the Borrower, on the date falling six months after the date of termination unless, at that time, the Vessel has commenced service under another time charter with a charterer and on terms acceptable to each of the Banks;

(v)
if any Finance Document or Related Contract to which an Obligor is a party ceases to constitute its legal, solid and binding obligation enforceable in accordance with its terms (subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions Precedent));

(vi)
if any Security Document ceases to create the Security Interests it purports to create with the priority as stated under each Security Document and enforceable against the trustee in bankruptcy, liquidator and creditors of the Borrower and any other third parties, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions Precedent).

(b)
If Clause 14 (Illegality) applies in respect of a Bank (subject always to the provisions of Clause 15 (Mitigation)), the Borrower shall be obliged to prepay that Bank’s participation in the Loan together with all other amounts then payable by it to that Bank under this Agreement.

7.3	Voluntary prepayment

Subject to Clause 17.32(a) (Proceeds from sale or Total Loss of the Vessel), the Borrower may, on giving 30 days’ prior written notice to the Agent, prepay the whole or any part of the Loan but if in part in a minimum amount of euro 3,000,000 and integral multiples of euro 1,000,000 thereafter.

7.4	Miscellaneous provisions
(a)	Any notice of prepayment under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.
(b)
All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid (and if made on a date other than an interest payment date, any interest breakage costs will be for the account of the Borrower) and together with any and all amounts then due and payable to the Swap Banks under the Swap Agreements and subject to Clause 25.3 (Other indemnities), without premium or penalty and shall be applied against the Repayment Instalments in inverse order of maturity or pro rata, at the discretion of the Agent.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)
In respect of any prepayment under this Agreement, the Borrower must provide evidence satisfactory to the Agent that any consent required by the Borrower or any Finance Party or other creditor of the Borrower in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Finance Party has been complied with.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
(f)	No amount prepaid under this Agreement may subsequently be re-borrowed.

8.	INTEREST PERIODS

8.1	General
The first Interest Period in respect of the Loan shall commence on its Drawdown Date and each subsequent Interest Period shall start at the end of the previous Interest Period.

8.2	Duration
Each Interest Period for the Loan in respect of the period from (and including) the Drawdown Date, shall be one month and shall end on (and include) the corresponding day in the next calendar month.

8.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Coincidence with the Final Maturity Date
If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

8.5	Notification
The Agent shall notify the Borrower and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST

9.1	Interest rate
The rate of interest on the Loan for each Interest Period is the rate per annum determined by the Agent to be the aggregate of the applicable:
(a)	Margin;
(b)	EURIBOR; and
(c)	Mandatory Cost.

9.2	Due dates
Except as otherwise provided in this Agreement, accrued interest on the Loan is payable by the Borrower on the last day of each Interest Period.

9.3	Default interest
(a)
If the Borrower fails to pay any amount payable by it under the Finance Documents it shall forthwith on demand by the Agent, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the default rate) determined by the Agent to be the aggregate of:

(i)	1.5% per annum;

(ii)	the Margin;

(iii)	EURIBOR for deposits on call or for successive Interest Periods of one month; and

(iv)	Mandatory Cost.
(b)
If the Agent determines (after consultation with the Reference Banks) that euro deposits are not being made available to the leading banks in the London Interbank Market, the reference to EURIBOR in paragraph (a)(iii) above shall be taken as a reference to a rate representing the cost of funds to the Reference Banks from such other sources as they may from time to time determine.

(c)	Unpaid interest shall be capitalised so that it will increase the amount of principal of the Loan and the increased principal amount of the Loan will incur and accrue interest at the default rate.

9.4	Notification
The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	PAYMENTS

10.1	Place
(a)
All payments by the Borrower under the Finance Documents shall be made to the Agent to its account at such office or bank as it may notify to the Borrower for this purpose. In the event the Agent changes its account, office or bank, it shall give the Borrower two Business Days’ advance notification of such change.

(b)
All amounts to be made available by the Banks to the Agent under this Agreement shall be made available in euros and in immediately available, freely transferable, cleared funds at such account at such office or bank as the Agent may designate.

(c)	On receipt of the funds in paragraph (b) above, the Agent shall forthwith transfer the amount to be drawndown to the Existing Facility Agent in and towards prepayment of the Existing Loan.

10.2	Funds

Subject to Clause 10.1(b), all payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in euros.

10.3	Distribution
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with the Finance Documents and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds, provided that no such interest shall be payable in relation to such refund to the extent that such sum to be refunded falls due to be refunded due to the Agent’s wilful misconduct or gross negligence.

(b)
Any and all amounts received by the Spanish Security Agent in its capacity as Spanish Security Agent shall be paid to the Agent for application by the Agent pursuant to the provisions of this Agreement.

10.4	Currency
(a)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.
(b)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in euros.
(c)
If the Agent or any other Finance Party receives any payment required to be paid by the Borrower under this Agreement in a currency other than euro, the Agent may convert the currency received into euro at the Agent’s Spot Rate of Exchange and the Financial Indebtedness shall not be deemed reduced by the payment until and except to the extent that the proceeds of conversion are applied towards the Secured Liabilities.

10.5	Set-off and counterclaim
All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days
(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under the Finance Documents interest is payable on the principal at the rate payable on the original due date.

10.7	Payments
(a)
Subject to paragraph (c) below, if the Agent receives any payment from the Borrower under the Finance Documents or a payment by the Spanish Security Agent of a payment from the Borrower or the proceeds of any enforcement of the security conferred by the Security Documents from the Spanish Security Agent, any Swap Bank or any other Finance Party, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and/or any of the Banks under the Finance Documents;
(ii)
secondly, in or towards payment pro rata and pari passu to the Banks and the Swap Banks of any principal or accrued interest due but unpaid under this Agreement, any scheduled payments under the Swap Agreements or any loss or liability incurred by the Swap Banks as a consequence of a default under or termination by the Borrower of, or any replacement or amendment in relation to, the Swap Agreements;

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and
(iv)	fourthly, the balance, if any, to the Borrower.
(b)	In the event an Event of Default has occurred and is continuing, the Agent shall, if so directed by all the Banks and all the Swap Banks, vary the order set out in subparagraphs (a)(ii) to (iv) above.
(c)
If the Agent receives any payment from the Borrower under the Swap Agreements or a payment from the Spanish Security Agent (in its capacity as a Swap Bank) of a payment from the Borrower under the Swap Agreements, the Agent shall apply that payment towards the obligations of the Borrower under the Swap Agreements in the following order:

(i)	first, in or towards pro rata any unpaid fees, costs and expenses of the Agent and or the Swap Banks under the Swap Agreements;
(ii)	secondly, in or towards pro rata of any amounts due but unpaid to the Swap Banks under the Swap Agreements; and
(iii)	thirdly, the balance, if any, to the Borrower.
(d)	Paragraphs (a), (b) and (c) above shall override any appropriation made by the Borrower.

11.	TAXES

11.1	Gross-Up
(a)
All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that an Obligor is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a Bank, under the Finance Documents, that Obligor shall pay such additional amounts as may be necessary to ensure (having regard to any such deduction on any such additional amount) that the relevant Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction.

(b)
Without prejudice to paragraph (a) above, in relation to an exemption from or application of a rate lower than that of general application in relation to any Non-Residents Income Tax (Impuesto sobre la Renta de No Residentes) pursuant to any double taxation treaty, or pursuant to any other cause relating to residence status, any Bank which is not incorporated in Spain shall (at the Borrower’s request) supply the Agent (which shall deliver a copy thereof to the Borrower), with a certificate of residence issued by the pertinent fiscal administration, evidencing that such Bank is resident for tax purposes in a country which is a member of the European Union or, as the case may be, is resident for tax purposes in the relevant state which has signed and ratified a treaty for the avoidance of double taxation with Spain, within the meaning of such treaty, prior to the last day of the first Interest Period. As such certificates are, at the date hereof, only valid for a period of one year, each such Bank will be required to so supply a further such certificate upon expiry of the previous certificate in relation to any further payment of interest (at the Borrower’s request).

11.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by that Obligor when due and that Obligor shall, within 15 days of the payment being made or, if later, forthwith following receipt of the same, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

11.3	Tax Credits

(a)	If:
(i)	the Borrower makes a payment or increases the amount of any payment, pursuant to Clause 11.1 (Gross-Up) (a Tax Related Payment); and
(ii)
the Agent, the relevant Bank or the other relevant Party obtains a refund of tax or obtains a credit against or relief for any tax paid or otherwise payable by it, in respect of or calculated with reference to the deduction, withholding or payment of tax giving rise to the Tax Related Payment (a Tax Credit), then, if and to the extent that the Agent, the relevant Bank or the other relevant Party (as appropriate), in its reasonable opinion, can do so without any adverse consequences for it (other than the mere payment of monies under this provision), it shall reimburse the Borrower such proportion of that Tax Credit as is attributable to the deduction, withholding or payment as will leave the Agent, the relevant Bank or, as the case may be, the other relevant Party (after that reimbursement) in no better or worse position in respect of its relevant tax liabilities than it would have been in if no Tax Related Payment had been required.

(b)
The Agent, the relevant Bank and the other relevant Party shall have absolute discretion as to whether to claim any Tax Credit as well as all other reliefs and credits available to it and, if it does claim, the extent, order and manner in which it does so. The Agent, the relevant Bank and the other relevant Party shall not be obliged to disclose any information regarding its tax affairs and computations to the Borrower.

12.	MARKET DISRUPTION

12.1	Absence of quotations

If EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, the applicable EURIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Bank(s).

12.2	Market disruption
If, in relation to the Loan:
(a)
EURIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the Rate Fixing Day or EURIBOR is to be determined by reference to the rate supplied to the Agent by the British Bankers’ Association and no such rate is supplied by 11.30 a.m. on the Rate Fixing Day or the Agent otherwise determines that adequate and fair means do not exist for ascertaining EURIBOR; or

(b)	the Agent receives notification from Banks whose participations in the Loan exceed 50% of the Loan that, in their opinion:
(i)	matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their participations in the Loan for the relevant Interest Period; or
(ii)	the cost to them of obtaining matching deposits in the London interbank market would be in excess of EURIBOR for the relevant Interest Period, the Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 12 is in operation.
12.3	Suspension of drawdowns

If a notification under Clause 12.2 (Market disruption) applies to the Loan before it has been advanced, the Loan shall not be advanced. However, within five Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to the Loan. Any alternative basis agreed shall be, with the prior consent of all the Banks, binding on all the Parties.

12.4	Alternative basis

If a notification under Clause 12.2 (Market disruption) applies to the Loan when it is outstanding, then, for the purpose of calculating the rate of interest on the Loan pursuant to Clause 9.1 (Interest rate):

(a)
within five Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to the Loan;

(b)
any alternative basis agreed under paragraph (a) above, or certified under paragraph (c) below, shall be, with the prior consent of all the Banks, binding on all the Parties and treated as part of this Agreement;

(c)
if no alternative basis is agreed, each Bank shall (through the Agent) certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in the Loan; and

(d)
any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but it must reflect the cost to the Bank of funding its participation in the Loan from whatever sources it may select plus the Margin plus any applicable Mandatory Cost.

13.	INCREASED COSTS

13.1	Increased costs
(a)
Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or
(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) provided that notwithstanding anything to the contrary in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “change of law” regardless of the date enacted, adopted, issued or implemented.

(b)	In this Agreement increased cost means:
(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or
(ii)
that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loan made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(iii)
a reduction in any amount payable to a Finance Party or any of its Affiliates or in the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)
the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

13.2	Exceptions
Clause 13.1 (Increased costs) does not apply to any increased cost:
(a)	compensated for by the payment of the Mandatory Cost;
(b)	compensated for by the operation of Clause 11 (Taxes); or
(c)
attributable to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Bank or any of its Affiliates (or the overall net income of a division or branch of the Bank or any of its Affiliates) imposed in the jurisdiction in which its principal office or Facility Office is for the time being situated.

14.	ILLEGALITY

If by a change in law it becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan, then:

(a)	that Bank may notify the Borrower through the Agent accordingly; and
(b)	(i) the Borrower shall within 30 days of receipt of such notice prepay that Bank’s participation in the Loan together with all other amounts payable by it to that Bank under this Agreement; and
(ii)	that Bank’s Commitment shall be cancelled.
15.	MITIGATION

15.1	Mitigation
If circumstances arise such that:
(a)	the Borrower is required to make an additional payment under Clause 11 (Taxes); or
(b)	the Borrower is or would be required under Clause 13.1 (Increased costs) to increase the amount of any payment to a Bank; or
(c)	Clause 14 (Illegality) applies in relation to a Bank,

then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under those clauses but subject to Clause 15.2 (Exceptions), the relevant Bank shall for a reasonable period of time (not exceeding 30 days) endeavour to take such reasonable steps as may be open to it to mitigate the effects of those circumstances and enter into discussions with the Borrower with a view to determining what other mitigating action might be taken by the Bank, including a potential change in the Bank’s lending office or transfer of its Commitment to another bank or financial institution.

15.2	Exceptions

Nothing in Clause 15.1 (Mitigation) shall oblige a Bank to incur any costs or expenses or to take any action or refrain from taking any action where, in the reasonable opinion of such Bank, to take or refrain from taking that action (as the case may be) might be prejudicial to its interests.

15.3	Costs and Expenses

Any costs and expenses incurred by a Bank pursuant to Clause 15.1 (Mitigation) shall be paid by the Borrower within five Business Days after receipt of a demand from the Agent on behalf of the Bank specifying the same. Any such demands shall be accompanied by copies of all supporting documentation which is reasonably and practically available to the Bank.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties
The Borrower makes the representations and warranties set out in this Clause 16 to each Finance Party.

16.2	Status
(a)	It is a single purpose company, duly incorporated and validly existing under the laws of Spain; and

(b)	it has the power to own its assets and carry on its business as it is being conducted.

16.3	Share Capital and Ownership
(a)	The whole of the issued share capital of the Borrower is legally and beneficially owned by Teekay Spain free of any Security Interest other than the Pledge of Quota Shares.
(b)	The whole of the issued share capital of Teekay Spain is legally and beneficially owned (directly or indirectly) by TGP.
(c)	TGP is owned (directly or indirectly) as to at least 51% of its general partner interest by Teekay GP.
(d)	Teekay GP is owned (directly or indirectly) as to at least 51% of its issued share capital by Teekay Corp.

16.4	Powers and authority
(a)
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents and the Related Contracts to which it is or will be a party and the transactions contemplated by those Finance Documents and the Related Contracts.

(b)	All of the consents referred to in paragraph (a) above remain in force and nothing has occurred which makes any of them liable to revocation.

16.5	Solvency

None of the Obligors is insolvent or in liquidation or administration or subject to any other analogous insolvency procedure in any jurisdiction, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Obligors in any jurisdiction. For this purpose an Obligor will be deemed insolvent if it is unable to pay its debts within the meaning of S.123 of the Insolvency Act 1986 or, as the case may be, the Spanish Insolvency Act, 22/2003.

16.6	Legal validity
(a)
Each Finance Document and Related Contract to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable in accordance with its terms, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions Precedent);

(b)	in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account; and
(c)
each Security Document creates, or will when it is entered into, create the Security Interests it purports to create with the priority as stated under each Security Document and enforceable against the trustee in bankruptcy, liquidator and creditors of the Borrower and any other third parties, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions Precedent).

16.7	Non-conflict
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Related Contracts do not and will not conflict with:
(a)	any law or regulation or judicial or official order binding on any member of the Group which is in force as at the date of this Agreement;
(b)	the constitutional documents of any member of the Group; or
(c)	any document which is binding upon any member of the Group or any asset of any member of the Group.
16.8	Pari passu ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its other present and future unsecured obligations (other than any rights in rem against the Vessel arising after the date of this Agreement) except for obligations mandatorily preferred by law applying to companies generally.

16.9	Taxes on payments

All amounts payable by an Obligor under the Finance Documents and the Related Contracts may be made free and clear of and without deduction or withholding for or on account of any tax payable under any relevant law.

16.10	Stamp duties

Except as notified in writing to and accepted by the Agent, no stamp or registration duty or similar taxes or charges are payable in the jurisdiction of incorporation of an Obligor in respect of any Finance Document or Related Contract.

16.11	No default
(a)	No Default is outstanding or might result from the drawdown of the Loan; and
(b)	No Obligor is in default (howsoever described) or breach of any material liability or obligation under any:
(i)	charter or other contract for the employment; and/or
(ii)	agreement relating to any Financial Indebtedness,
in relation to a vessel under the management of any Obligor.

16.12	Authorisations

Except for the registration of the Mortgage contemplated by Clause 17.19 (Security), all authorisations, consents, registrations, filings, notarisations and the like required or desirable in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents and the Related Contracts have been obtained or effected (as appropriate) and are in full force and effect (or, in the case of registrations, filings, notarisations and the like, will be effected within any time limits required by any applicable law or, if there is no such requirement under applicable law, within such time limits as the Agent may reasonably require).

16.13	Information

All information provided by or on behalf of the Borrower to any Finance Party in connection with any Finance Document or any Related Contract satisfies the requirement of Clause 17.5 (Information provided to be accurate). The Borrower is not aware of any further material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make the Facility available to the Borrower.

16.14	Accounts
The consolidated audited accounts, in English, of TGP most recently delivered to the Agent:
(a)	have been prepared by a reputable accounting firm in accordance with all applicable laws and GAAP principles and practices consistently applied;
(b)	fairly represent the financial condition of the Group as at the date of those accounts and of its profit for the period for which those accounts relate; and
(c)	fully disclose or reserve against all of the Group’s significant liabilities, and there has been no material adverse change in the financial condition of the Borrower or the Guarantors since the date to which those accounts were drawn up.

16.15	Litigation

Except as notified in writing to and accepted by the Agent, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened against any member of the Group which would be likely to have a Material Adverse Effect.

16.16	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower or its business which have fallen due for payment.

16.17	Status of Charters and Related Contracts
(a)	Neither the Borrower nor any Charterer is in default under any Charter of the Vessel, which default has not been notified to the Agent;
(b)	there are no pending or, so far as the Borrower is aware, threatened actions, suits or proceedings in connection with any Charter of the Vessel;
(c)	neither the Borrower nor, to the best of the knowledge and belief of the Borrower, any other party to any Related Contract is in default under any Related Contract; and
(d)	there are no pending or, so far as the Borrower is aware, threatened actions, suits or proceedings in connection with any Related Contract.

16.18	Environment
Except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent:
(a)	the Borrower and its Environmental Affiliates have without limitation complied with the provisions of all applicable Environmental Laws in relation to the Vessel;
(b)	the Borrower and its Environmental Affiliates have obtained all requisite Environmental Approvals in relation to the Vessel and are in compliance with such Environmental Approvals;
(c)
neither the Borrower nor any of its Environmental Affiliates has received notice of any Environmental Claim in relation to the Vessel which alleges that the Borrower is not in compliance with applicable Environmental Laws in relation to the Vessel or Environmental Approvals in relation to the Vessel;

(d)	there is no Environmental Claim in relation to the Vessel pending or threatened; and
(e)	there has been no Release of Materials of Environmental Concern.
16.19	Security Interests
No Security Interest exists over its assets which would cause a breach of Clause 17.15 (Security Interests).

16.20	Security Assets

Subject only to the terms of the Tax Lease Documents, it is solely and absolutely entitled to the Security Assets to which it is, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

16.21	Bareboat Charter and Master Agreement
All amounts due and payable by the Borrower under the Master Agreement have been unconditionally and irrevocably paid in full to the AIE when due in accordance with the terms of the Master Agreement.
16.22	ISM Code and ISPS Code compliance

The Borrower is in full compliance with the ISM Code and the ISPS Code.

16.23	Immunity
(a)
The execution by the Borrower of each Finance Document and Related Contract to which it is a party constitutes, and its exercise of its rights and performance of its obligations under each Finance Document and each Related Contract will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b)
the Borrower will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in Spain in relation to any Finance Document and each Related Contract.

16.24	Jurisdiction/governing law
(a)	The Borrower’s:
(i)	irrevocable submission under Clause 36 (Jurisdiction) to the jurisdiction of the courts of England;
(ii)	agreement that this Agreement is governed by English law; and
(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of Spain; and
(b)	any judgment obtained in England will be recognised and be enforceable by the courts of Spain.

16.25	No amendments to Related Contracts

Other than as notified to and agreed by the Agent in writing, there have been no amendments to any of the Related Contracts (excluding any Vessel Management Contract until such time as it has been executed).

16.26	Money Laundering

Any borrowing by the Borrower and the performance of its obligations hereunder and under the other Finance Documents will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2001/97/EEC) of the Council of the European Communities, or Article 2 of the Directive (2005/60/EEC) of the Council of the European Communities.

16.27	Times for making representations and warranties
The representations and warranties set out in this Clause 16:
(a)	are made by the Borrower on the date of this Agreement; and
(b)
other than the representations and warranties set out in Clauses 16.6(a) and (c), are deemed to be repeated by the Borrower on the date of the Request and the Drawdown Date and on the first day of each Interest Period with reference to the facts and circumstances then existing (but subject, in respect of Clause 16.6 (Legal validity), Clause 16.9 (Taxes on payments), Clause 16.11 (No default), Clause 16.12 (Authorisations), Clause 16.15 (Litigation), Clause 16.17 (Status of Charters and Related Contracts), Clause 16.18 (Environment) and Clause 16.25 (No amendments to Related Contracts), to any matters notified to, and agreed by, the Agent in writing (acting on the instructions of the Majority Banks)) and, in relation to Clause 16.13 (Information), with reference to the most recently delivered TGP accounts.

17.	UNDERTAKINGS

17.1	Duration
The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

17.2	Maintenance of status
(a)	The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Spain.
(b)	The Borrower will procure that:
(i)
Teekay Spain will retain legal and beneficial ownership (directly or indirectly) of the whole of the issued share capital of the Borrower, free of any Security Interest other than the Pledge of Quota Shares;

(ii)	TGP will retain legal and beneficial ownership (directly or indirectly) of the whole of the issued share capital of Teekay Spain;
(iii)	Teekay GP will retain legal and beneficial ownership (directly or indirectly) of at least 51% of the general partner interest in TGP;
(iv)	Teekay Corp will retain legal and beneficial ownership (directly or indirectly) of at least 51% of the issued share capital of Teekay GP.
17.3	Financial information
(a)	The Borrower shall supply to the Agent in English, in sufficient copies for all the Banks and the Swap Banks:
(i)	as soon as the same are available (and in any event within 150 days of the end of each of its financial years) the consolidated audited financial statements of TGP for that financial year; and
(ii)	as soon as the same are available (and in any event within 90 days of the end of each of its financial quarters) the consolidated unaudited financial statements of TGP for that quarter.
(b)
The Borrower shall supply to the Agent in English, in sufficient copies for all the Banks and the Swap Banks as soon as the same are available (and in any event within 180 days of the end of each of its financial years) its audited financial statements for that financial year.

(c)	All accounts (audited and unaudited) delivered under Clause 17.3(a) and (b) (Financial information) will:
(i)	be prepared by a reputable accounting firm in accordance with all applicable laws and GAAP principles and practices consistently applied;
(ii)	fairly represent the financial condition of TGP and the Borrower at the date of those accounts and of their profit for the period for which those accounts relate; and
(iii)	fully disclose or reserve against all significant liabilities of TGP and the Borrower.
17.4	Most favoured nation

The Borrower must procure that the financial covenants entered into by TGP in Clause 6.13 (Financial Covenants) of the Guarantee are no less favourable than any other financial covenants granted by TGP to any other financial institution in relation to other full recourse secured financing arrangements in respect of one or more LNG vessels existing on the date of this Agreement. If TGP grants additional financial covenants to another lender pursuant to a future amendment, restatement or similar of any such existing financing, the Borrower shall procure that TGP will additionally enter into similar covenants for the benefit of the Finance Parties.

17.5	Information provided to be accurate

All financial and other information provided by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading in any material respect and will not omit any material fact.

17.6	Information — Miscellaneous
The Borrower shall supply to the Agent:
(a)	promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending;
(b)
promptly upon receipt thereof, a copy of any notice received by the Borrower from the Time Charterer or any other Charterer of any failure of the Borrower to exercise due diligence under the Time Charter or any other Charter, together with details from time to time of any and all action being taken to remedy the same;

(c)	promptly upon receipt thereof, a copy of any notice received by the Borrower from any party to any Tax Lease Document in relation to any Tax Lease Document; and
(d)	promptly, such further information in its possession or control regarding its business, affairs or financial condition as any Finance Party may through the Agent from time to time reasonably request, in sufficient copies for all of the Banks, if the Agent so requests.

17.7	Inspection of Records

The Borrower will permit the inspection of its financial records and accounts, and procure access to Teekay Spain’s financial records and accounts, on reasonable notice during business hours by the Agent or its nominee at any time after an Event of Default has occurred and is continuing.

17.8	Payment of Dividends

The Borrower will not be entitled to pay dividends or make any distributions (whether by way of loan or otherwise) to shareholders at any time after an Event of Default has occurred and is continuing unremedied and unwaived.

17.9	Notification of Default
The Borrower shall notify the Agent of any Default or any Third Party Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of the same.

17.10	Authorisations
The Borrower shall promptly:
(a)	obtain, maintain and comply with the terms of; and
(b)	supply certified copies to the Agent of,

any authorisation, consent, registration, filing, notarisation and the like required under any Applicable Law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document or any Related Contract.

17.11	Pari passu ranking

The Borrower shall procure that its obligations under the Finance Documents rank and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations which are mandatorily preferred by law.

17.12	Disposals

The Borrower shall not, either in a single transaction or in a series of transactions, whether related or not or whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of all or a material part of its assets.

17.13	Business
(a)	The Borrower will not carry on any business other than the ownership, operation and employment of the Vessel and other activities connected with or reasonably incidental to that business.
(b)
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement, and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than Spain.

17.14	Liabilities
The Borrower will not:
(a)	make any loans or grant any credit other than any such loan or credit granted to any member of the Group; or
(b)	make or hold any investments otherwise than in the ordinary course of its business referred to in Clause 17.13 (Business).
17.15	Security Interests
The Borrower will not create or permit to subsist any Security Interest over the Vessel or the Earnings or Obligatory Insurances or any other Security Assets or any Related Contract other than:
(a)	Permitted Liens; or
(b)	with the prior written consent of all of the Banks.
17.16	Tax Lease Stage
(a)
At the termination of the Tax Lease Stage in December 2011 in accordance with the Tax Lease Documents, the Borrower undertakes to exercise the Purchase Option strictly in accordance with the Bareboat Charter and not to exercise any option for extension of the Bareboat Charter.

(b)	The Borrower undertakes, at its own cost:
(i)	to fulfil all contractual obligations and to use all reasonable endeavours to pursue its full rights in relation to the unwinding of the Tax Lease Documents;
(ii)	to make any amendments necessary to this Agreement or any of the other Security Documents or the Related Contracts as the Agent may reasonably require;
(iii)	to enter into the Mortgage and the Swap Bank Mortgage in its capacity as owner of the Vessel;
(iv)
to obtain such legal opinions as the Agent may reasonably request, addressed to the Finance Parties and otherwise in a form satisfactory to the Banks and the Swap Banks, as to the enforceability of the Mortgage and the Swap Bank Mortgage; and

(v)	to make all other filings and recordings and serve any notices reasonably required by the Agent, all to ensure that this Agreement, the Security Documents and the Related Contracts remain in full force and effect notwithstanding the transfer of title to the Vessel to the Borrower.
(c)	If the Borrower acquires title to the Vessel pursuant to the Put Option defined in clause 30(a) of the Bareboat Charter, the Borrower undertakes:
(i)	to fulfil all contractual obligations and to use all reasonable endeavours to pursue its full rights in relation to the unwinding of the Tax Lease Documents;
(ii)	to make any amendments necessary to this Agreement, the Related Contracts or any of the Security Documents as the Agent may reasonably require;
(iii)	to enter into the Mortgage and the Swap Bank Mortgage in its capacity as owner of the Vessel;
(iv)
to obtain such legal opinions as the Agent may reasonably request, addressed to the Finance Parties and otherwise in a form satisfactory to the Banks, as to the enforceability of the Mortgage and the Swap Bank Mortgage; and

(v)	to make all other filings and recordings and serve any notices reasonably required by the Agent, all to ensure that this Agreement, the Security Documents and the Related Contracts remain in full force and effect notwithstanding the transfer of title to the Vessel to the Borrower.

17.17	Limitation on Financial Indebtedness
The Borrower will not incur any Financial Indebtedness other than Financial Indebtedness:
(a)	under the Finance Documents; or
(b)
arising in the ordinary course of operation of the Vessel in an aggregate amount not exceeding euro 5,000,000 provided that such amounts are paid when due or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Agent or any of the Banks; or

(c)	consisting of any guarantee or indemnity required by any protection and indemnity or war risks club or association to be given by the Borrower; or
(d)
under any loan or credit facility granted to the Borrower by any member of the Group, which is unsecured and fully subordinated to the Facility, the principal terms of which are notified to the Agent by the Borrower in writing prior to the granting of the relevant Facility.

The Borrower shall, upon a request being made by the Agent, provide the Agent with such further information as the Agent may reasonably require in connection with any loan or credit facility granted or to be granted to the Borrower pursuant to paragraph (d) above.

17.18	Mergers
(a)	The Borrower shall not enter into any amalgamation, demerger, merger or reconstruction.
(b)	The Borrower will procure that its Board of Directors will not redeem any of its share capital.

17.19	Security
The Borrower:
(a)	will procure that the Mortgage and the Swap Bank Mortgage are, on execution, and continue to be, registered under Spanish law as a first priority mortgage;
(b)	will procure that any other security conferred by it under any Security Document is maintained and perfected and registered with the relevant authorities;
(c)	at its own cost, do all that it can to ensure that each Finance Document validly creates the obligations and Security Interests which it purports to create; and
(d)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Agent, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

17.20	Time Charter
The Borrower may not exercise any termination rights under the Time Charter without the prior written consent of the Agent (acting on the instruction of all of the Banks).

17.21	Charters with affiliated companies

The Borrower will not subject the Vessel to any Charter in favour of any company affiliated with it unless that company has previously agreed in writing to subordinate its interests under such Charter in a form satisfactory to the Majority Banks.

17.22	Registration of the Vessel
The Borrower will:
(a)
maintain the valid and effective registration of the Vessel on the flag of and under the laws of the Canary Islands Special Registry of Vessels and Shipping Companies (or such other laws and flag of like standing and acceptable to the Majority Banks and the Time Charterer as the Agent (acting in accordance with the instructions of the Majority Banks) may permit (such permission not to be unreasonably withheld)) and ensure nothing is done or omitted by which the registration of the Vessel would or might be defeated or imperilled; and

(b)
not change the name or port of registration of the Vessel without the consent of the Agent (acting in accordance with the instructions of the Majority Banks) (such consent not to be unreasonably withheld).

17.23	Classification and repair
The Borrower will at all times:
(a)
ensure that the Vessel is surveyed from time to time as required by the classification society in which the Vessel is for the time being entered and maintain and preserve the Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle her to the classification of LR, +100 A1 Liquefied gas carrier/LNG, Ship type 2G (methane in membrane tanks, 0.25 bar, -163°C + LMC, UMS, PORT, SDA, IWS, SCM, LI, FDA, NAVI, IBS, ES, TCM, CCS or, if such classification is not available, with the highest equivalent classification available, with Lloyd’s Register of Shipping or Bureau Veritas (or to the equivalent classification in another internationally recognised classification society of like standing acceptable to the Majority Banks), free of all overdue requirements and recommendations of that classification society;

(b)
procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;

(c)
not remove any material part of the Vessel, or any item of equipment installed on the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Agent and becomes on installation on the Vessel the property of the Borrower or the AIE (as applicable) and subject to the security constituted by the relevant Security Document(s) provided that the Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel;

(d)
ensure that the Vessel complies with all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the Canary Islands Special Registry of Vessels and Shipping Companies; and

(e)
not without the prior written consent of the Agent (acting on the instructions of the Majority Banks) (such consent not to be unreasonably withheld) cause or permit to be made any substantial change in the structure, type or performance characteristics of the Vessel.

17.24	Lawful and Safe Operation
The Borrower will at all times:
(a)
not cause or permit the Vessel to be operated in any manner contrary to the laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to the Vessel;

(b)
subject to compliance by the Borrower with the terms of the Time Charter, not cause or permit the Vessel to trade with or within the territorial waters of any country in which her safety may be imperilled;

(c)
subject to compliance by the Borrower with the terms of the Time Charter, not cause or permit the Vessel to be employed in any manner which will or may render her liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)	ensure that the Vessel is not employed in any trade or business which is forbidden by international law or is illicit or is carrying illicit or prohibited goods;
(e)
subject to compliance by the Borrower with the terms of the Time Charter, in the event of hostilities in any part of the world (whether war be declared or not) ensure that the Vessel is not employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by the Vessel’s war risks insurers unless the Vessel’s insurers shall have confirmed to the Borrower that the Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

(f)
not charter the Vessel to or permit the Vessel to serve under any contract of affreightment with any foreign country or national of any foreign country which is the subject of sanctions imposed by the European Union, the United Nations or the United States of America or is specified by legislation or regulations of the Vessel’s flag state, the United States of America or any other jurisdiction in which a Bank’s Facility Office is located and such that, if the Earnings or any part of Earnings were derived from such charter or affreightment, that fact would render any Finance Document or the security conferred by the Security Documents unlawful.

17.25	Repair of the Vessel

The Borrower will not at any time put the Vessel into the possession of any person for the purpose of work being done upon her beyond the amount of euro 5,000,000 (or equivalent), other than for classification or scheduled dry docking unless such person shall have given an undertaking to the Agent not to exercise any lien on the Vessel or her Earnings or Obligatory Insurances for the cost of that work or otherwise.

17.26	Arrests and Liabilities
The Borrower will at all times:
(a)
pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than Permitted Liens) on or claims enforceable against the Vessel and take all other reasonable steps necessary to prevent a threatened arrest of the Vessel;

(b)
notify the Agent promptly in writing of the levy of any distress on the Vessel or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within 14 days;

(c)
pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties imposed on or in respect of the Vessel or on itself and all other obligations and liabilities whatsoever in respect of the Vessel, the Obligatory Insurances and any Charter except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which indemnity or liability insurance cover for at least the full amount in dispute has been obtained by it from underwriters or insurance companies approved by the Agent (acting on instructions of the Majority Banks) and provided that:

(i)
the continued existence of such dues, taxes, assessments, governmental charges, fines, penalties, obligations or liabilities does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(ii)	the Vessel remains properly managed and insured at all times in accordance with this Agreement.
17.27	Related Contracts

The Borrower shall not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect other than in accordance with the terms of this Agreement and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect.

17.28	Environment
The Borrower shall at all times:
(a)
comply in all material respects with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of the Borrower comply with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to of the Vessel or her operation or her carriage of cargo); and

(b)
promptly upon the occurrence of any of the following events, provide to the Agent a certificate of an officer of the Borrower or of the Borrower’s agents specifying in detail the nature of the event concerned:

(i)	the receipt by the Borrower or any Environmental Affiliate (where the Borrower has knowledge of the receipt) of any Environmental Claim; or
(ii)	any (or any potential) material Release of Materials of Environmental Concern.
17.29	Information regarding the Vessel
The Borrower will at all times:
(a)	promptly notify the Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel being or becoming a Total Loss;
(b)	promptly notify the Agent of any requirement or recommendation made by any Insurer or classification society or by any competent authority which is not complied with in a timely manner;

(c)	give to the Agent from time to time on request such information as the Agent may require regarding the Vessel, her employment, position and engagements;
(d)	provide the Agent on request with copies of the classification certificate of the Vessel and of all periodic damage or survey reports on the Vessel;
(e)	promptly furnish the Agent with full information of any casualty or other accident or damage to the Vessel involving an amount in excess of euro 5,000,000 (or equivalent);
(f)
give to the Agent and its duly authorised representatives reasonable access to the Vessel for the purpose of conducting on board inspections and/or surveys of the Vessel and pay the reasonable expenses incurred by the Agent in connection with the inspections and/or surveys provided that, unless a Default has occurred and is continuing, such inspections and/or surveys shall not take place at the expense of the Borrower other than at dry docking and the Agent shall co-operate with the Borrower in respect of the timing for and the place where such surveys take place in order to minimise disruption to the activities of the Vessel;

(g)	if the Agent reasonably believes an Event of Default may have occurred, furnish to the Agent from time to time upon reasonable request certified copies of the ship’s log in respect of the Vessel;
(h)	promptly notify the Agent if a Charterer pays hire, on three (3) consecutive occasions, at a rate that represents a reduction of 25% or more on the full rate of hire; and
(i)
promptly notify the Agent of any circumstance where the Vessel is off-hire for a period in excess of thirty (30) days unless the period of off-hire is the result of a scheduled dry-docking of the Vessel.

17.30	Provision of further information

The Borrower will, as soon as practicable following receipt of a request by the Agent, provide the Agent with any reasonable additional financial or other information relating to the Borrower, the Vessel, the Earnings, the Obligatory Insurances, any Charter or to any other matter relevant to, or to any provision of, a Finance Document.

17.31	Management

(a)	The Borrower will ensure that at all times the Vessel is managed by:
(i)	the Borrower on terms approved by the Agent; or
(ii)	a substitute Manager, pursuant to a Vessel Management Contract and subject to provision of the Vessel Management Assignment.
(b)
The Borrower will not terminate, amend or agree to any amendment to a Vessel Management Contract, and will procure that a Manager does not terminate, amend or agree to any amendment to a Technical Management Agreement, without the prior written consent of the Agent (acting on the instructions of the Majority Banks).

(c)
The Borrower agrees that the Agent (acting on the instructions of the Majority Banks) shall be entitled to require the Borrower to terminate any existing Vessel Management Contract and/or procure that a Manager terminates any existing Technical Management Agreement and to enter into a replacement Vessel Management Contract with a replacement Manager and/or procure that a Manager enters into a replacement Technical Management Agreement with a replacement Technical Manager, in each case selected or approved by the Agent (acting on the instructions of the Majority Banks) in the event of:

(i)	any of the circumstances set out in clause 3(d) (Duty to maintain) of the Time Charter arising;
(ii)	an occurrence which has a Material Adverse Effect in relation to either of the Borrower or the Guarantors; or
(iii)	the occurrence of an Event of Default.

For the purposes of this paragraph (c), the Majority Banks agree that Naviera Teekay Gas IV S.L.U. is pre-approved as replacement Manager unless and to the extent that it is the Manager under the existing Vessel Management Contract which the Agent requires the Borrower to terminate.

(d)
The Borrower shall not subcontract its responsibilities for the maintenance and/or operation of the Vessel and shall procure that no other Manager shall subcontract its responsibilities under a Vessel Management Contract (other than to a Technical Manager under a Technical Management Agreement) unless:

(i)
the Agent (acting on the instructions of the Majority Banks and taking into account the economics of the Time Charter and the duration of successful operation of the Vessel by the Manager) gives its prior written consent to such subcontracting; and

(ii)
the Borrower or, as the case may be, the existing Manager remains solely responsible for its obligations in connection with the maintenance and/or operation of the Vessel (in the case of the Borrower) or under the existing Vessel Management Contract (in the case of the existing Manager).

(e)
In the event of the termination for any reason or the expiration or the occurrence of an event of default (howsoever described) of or under either or both of a Vessel Management Contract or a Technical Management Agreement, the Borrower will enter into an agreement to replace such agreement with a counterparty approved by the Agent (acting on the instructions of the Majority Banks) and in a form and content approved by the Agent (acting on the instructions of the Majority Banks) within 30 days of such termination or event of default and will procure that the replacement Manager enters into an agreement to replace a Technical Manager with a counterparty approved by the Agent (acting on the instructions of the Majority Banks) and in a form and content approved by the Agent (acting on the instructions of the Majority Banks) within such 30 day period. In the event the Borrower does not enter into any such replacement agreement within such 30 day period, the Agent (acting on the instructions of the Majority Banks) shall be entitled, but not obliged, to enter into any such replacement agreement on the Borrower’s behalf.

17.32	Proceeds from sale or Total Loss of the Vessel
(a)
The Borrower will ensure that the proceeds from the sale or Total Loss of the Vessel are paid directly to the Agent for application in prepayment of the Loan in accordance with Clause 7 (Prepayment and Cancellation).

(b)
The Finance Parties agree that the Agent shall release the Vessel from the Mortgage and the Swap Bank Mortgage if the Agent is reasonably satisfied that the proceeds of sale of the Vessel are immediately to be applied in accordance with paragraph (a) above and that such proceeds will be sufficient to discharge all of the Borrower’s payment obligations under this Agreement.

17.33	Charters

(a)	The Borrower will not let the Vessel:
(i)	on demise charter for any period; or
(ii)	otherwise than on arm’s-length terms,
in each case without the consent of the Agent (acting on the instructions of the Majority Banks).

(b)	Notwithstanding anything contained in this Clause 17.33:
(i)	the Borrower shall remain liable under any Charter to perform all the obligations assumed by it under that Charter;
(ii)	the Finance Parties shall not be under any obligations or liability under any Charter or liable to make any payment under that Charter; and
(iii)
the Finance Parties shall not be obliged to enforce against any charterer or shipper any term of any Charter, or to make any enquiries as to the nature or sufficiency of any payment received by a Finance Party.

(c)
The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce any right under, any Charter or any of its provisions without the prior written consent of the Agent (acting on the instructions of the Majority Banks).

17.34	Earnings Account
(a)
Immediately upon the occurrence of an Event of Default which is continuing unremedied or unwaived, and if so instructed by the Agent, the Borrower must procure that all Earnings and any compensation received in respect of requisition of title to or other compulsory acquisition of the Vessel are paid to the Earnings Account (to be opened in the name of the Borrower following the occurrence of an Event of Default) or to such other account(s) as the Agent may from time to time specify by notice in writing to the Borrower.

(b)
The Borrower must maintain the Earnings Account free of encumbrances and rights of set off (other than those created by or under the Finance Documents) at all times until all sums owing under this Agreement have been paid in full and the Borrower has ceased to be under any actual or contingent liability to the Finance Parties under or in connection with this Agreement.

(c)	The Borrower must promptly following the occurrence of an Event of Default which is continuing unremedied and unwaived, and if so instructed by the Agent, enter into the Earnings Account Charge.

17.35	Scope of Obligatory Insurances
The Borrower will:
(a)
at all times keep the Vessel insured in the Required Amount, in Dollars or another approved currency (as approved by the Majority Banks) in the name of the Borrower or (if the Agent so requires) in the joint names of the Borrower and the Agent, without the Agent being liable but having the right to pay premiums, through brokers approved by the Agent against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Agent and by policies in form and content approved by the Agent (such approval not to be unreasonably withheld);

(b)
at all times keep the Vessel insured in the Required Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure clauses in the standard form of Lloyds marine policy) or under Scandinavian Insurance conditions either:

(i)	with underwriters or insurance companies approved by the Agent and by policies in form and content approved by the Agent (such approval not to be unreasonably withheld); or
(ii)	by entering the Vessel in an approved war risks association,

and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the Required Amount, excluding any liability in respect of death, injury or damage to crew;

(c)
at all times keep the Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

(i)
a minimum amount of US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of the Vessel with the UK P&I Club or another protection and indemnity association which is an acceptable member of the “International Group” of protection and indemnity associations (or any successor organisation designated by the Agent for this purpose); or

(ii)
if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as the Vessel, provided that, if the Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes.

17.36	Mortgagee’s interest and additional perils insurances

The Agent shall if so authorised by the Majority Banks be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Banks may from time to time consider appropriate (such insurances not to be placed by the Borrower or its brokers (in their capacity as brokers to the Borrower)):

(a)
a mortgagee’s interest marine insurance providing for the indemnification of the Finance Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Vessel or a liability of the Vessel or the Borrower, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

(i)
any act or omission on the part of the Borrower, of any operator, Charterer, Manager or sub-manager of the Vessel or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Vessel and/or the Vessel being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;
(b)
where the Vessel is trading into the waters of the United States of America or any other jurisdiction which in the future introduces unlimited liability regimes, a mortgagee’s interest additional perils policy providing for the indemnification of the Agent against, amongst other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Vessel, or the imposition of any Security Interest over the Vessel and/or any other matter capable of being insured against under a mortgagee’s interest additional perils (pollution) policy whether or not similar to the foregoing;

(c)	charter indemnity insurance,

and the Borrower shall upon demand fully indemnify the Agent in respect of all premiums which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

17.37	Obligatory Insurances
Without prejudice to its obligations under Clause 17.35 (Scope of Obligatory Insurances), the Borrower will:
(a)
not without the prior consent of the Agent alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)
not cause or permit the Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by the Obligatory Insurance without first covering the Vessel in the Required Amount and her freights for an amount approved by the Agent in euros or another approved currency with approved insurers;

(c)	duly and punctually pay all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)
renew all Obligatory Insurances before the relevant policies or contracts expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Agent as and when each renewal is effected;

(e)
forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f)
not settle, compromise or abandon any claim in respect of any Total Loss unless the Agent is satisfied that such release, compromise or abandonment will not prejudice any of the Banks’ interests under or in relation to any Finance Document;

(g)	arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;
(h)	procure that the interest of the Agent and the Banks is noted on all policies of insurance;
(i)
procure that a loss payee provision in the form scheduled to the Insurances Assignment and reflecting the provisions of Clause 17.38 (Application of Insurance Proceeds) is endorsed on all policies of insurance;

(j)	obtain from the relevant insurance brokers P&I Club letters and undertakings in the forms scheduled to the Insurances Assignment; and
(k)
in the event that the Borrower receives payment of any moneys under the General Assignment, save as provided in the loss payable clauses scheduled to the Insurances Assignment, forthwith pay over the same to the Agent and until paid over such moneys shall be held in trust for the Agent by the Borrower.

17.38	Application of Insurance Proceeds
(a)
All sums receivable in respect of the Obligatory Insurances after the occurrence of an Event of Default which is continuing unremedied and unwaived, shall be paid to the Agent and the Agent shall, unless otherwise instructed by the Majority Banks, apply them in accordance with Clause 10.7 (Payments).

(b)	Subject to paragraph (a) above:
(i)
each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds euro 5,000,000 (or its equivalent)), other than in respect of protection and indemnity risk insurances, shall be paid to the Agent; and

(ii)	the insurance moneys received by the Agent in respect of any such major casualty shall be paid:
(A)	to the person to whom the relevant liability shall have been incurred; or
(B)
upon the Borrower furnishing evidence satisfactory to the Agent that all loss and damage resulting from the casualty has been properly made good and repaired, to the Borrower or, at the option of the Agent, to the person by whom any repairs have been or are to be effected.

The receipt of any such person shall be a full and sufficient discharge of the same to the Agent.
(c)
Subject to paragraph (a) above, each sum receivable in respect of the Obligatory Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed euro 5,000,000 or its equivalent shall be paid in full to the Borrower or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected.

(d)
Subject to paragraph (a) above, each sum receivable in respect of protection and indemnity risk Obligatory Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the Borrower in reimbursement to it of moneys expended in satisfaction of such liability.

(e)
Notwithstanding any other provision in this Clause 17.38, all sums receivable in respect of Obligatory Insurances relating to a Total Loss shall be applied in accordance with Clause 17.32(a) (Proceeds from sale or Total Loss of the Vessel).

17.39	Power of Agent to Insure

If the Borrower fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Agent to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection and indemnity association or club and, if it deems necessary or expedient to it, to insure the war risks upon the Vessel, and the Borrower will reimburse the Agent for the costs of so doing.

17.40	ISM Code and ISPS Code
The Borrower shall:
(a)	at all times comply, and be responsible for compliance by itself and by the Vessel, with the ISM Code, and the ISPS Code;
(b)	at all times ensure that:
(i)	the Vessel has a valid Safety Management Certificate;
(ii)	the Vessel is subject to a safety management system which complies with the ISM Code and the ISPS Code;
(iii)	it, or the Manager from time to time, has a valid Document of Compliance for the Vessel, which it holds on board the Vessel; and
(iv)	the Vessel has a valid International Ship Security Certificate,

and shall deliver to the Agent, on or before the Drawdown Date, a copy of a valid Safety Management Certificate, a valid Document of Compliance and a valid International Ship Security Certificate in respect of the Vessel, in each case duly certified by an officer of the Borrower or of the Manager from time to time;

(c)	promptly notify the Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance; and

(d)	promptly upon becoming aware of the same notify the Agent of the occurrence of any accident or major non-conformity requiring action under the ISM Code or the ISPS Code.
17.41	No amendment to Related Contracts
The Borrower shall not amend or agree to any amendment to the Related Contracts without the prior written consent of:
(a)	in respect of the Obligatory Insurances, the Agent;
(b)	in respect of the Tax Lease Documents, whilst and for so long as the Tax Lease Stage is in effect, the Agent (acting on the instructions of all of the Banks); and
(c)	in respect of any Related Contracts (other than those referred to in subparagraphs (a) and (b) above), the Agent (acting on the instructions of the Majority Banks).
18.	SWAP AGREEMENTS

(a)	Undertakings relating to Swap Debt:
(i)	So long as any amount under this Agreement is or may become outstanding, no Swap Bank will:
(A)
demand (except to terminate or close out any swap transaction as permitted under paragraph (B) below) or receive payment, prepayment or repayment of, and the Borrower will not pay or make any distribution in respect of, or on account of, any of the Swap Debt in cash or in kind, or apply any money or property in or towards the payment or discharge of any Swap Debt except:

I.	for scheduled payments arising under the original terms of the Swap Agreements or the terms of the Swap Agreements as amended in accordance with the terms of this Agreement; and/or
II.	for the proceeds of enforcement of the Security Documents received and applied accordance with Clause 10.7 (Payments)
(except as the Agent (acting on the instructions of all Banks which are also Swap Banks) has previously agreed in writing)
(B)
exercise any right to terminate or close out any swap transaction under the Swap Agreements prior to its originally stated maturity or the terms of the Swap Agreements as amended in accordance with the terms of this Agreement unless any action has been taken by the Agent under Clause 20.23 (Acceleration) or the Borrower is obliged to prepay the Loan in accordance with Clause 7.2 (Mandatory Prepayment) (except as the Agent (acting on the instructions of all Banks which are also Swap Banks) has previously agreed in writing); or

(C)
discharge by set-off, any right of combination of accounts or otherwise any of the Swap Debt except to the extent such Swap Debt is permitted to be paid under paragraph (A) above (except as the Agent (acting on the instructions of all Banks) has previously agreed in writing); or

(D)	take any steps to enforce its rights under the Swap Bank Mortgage (except as the Agent (acting on the instructions of all the Banks which are also Swap Banks) has previously agreed in writing);
(ii)
subject to subparagraph (iii), so long as any amount under this Agreement is or may become outstanding, no Swap Bank may agree any amendment to the Swap Agreements to which it is a party without the prior written consent of all of the other Swap Banks; and

(iii)
so long as any amount under this Agreement is or may become outstanding, the Borrower will not (except as the Agent (acting on the instructions of the Majority Banks) has previously agreed in writing) create or permit to subsist any Security Interest over any of its assets or give any financial support to any person for, in respect of or in connection with, any of the Swap Debt other than under the original terms of the Swap Agreements or the Security Documents.

(b)	Two Way Payments:
The Borrower and the Swap Banks agree that:
(i)
each Swap Agreement will provide for “two way payments” or payments under the “Second Method” in the event of a termination of a swap transaction whether upon a Termination Event or an Event of Default (in each case as defined in the Swap Agreements);

(ii)	the Borrower agrees to provide the Swap Banks with at least 5 Business Days prior written notice of the expected occurrence of any “Close-Out Event” as defined in each Swap Agreement;
(iii)
on or following the occurrence of an Event of Default which is continuing unremedied and unwaived, if an amount falls due from any Swap Bank to the Borrower, that amount shall be paid by the relevant Swap Bank to the Agent for application in accordance with Clause 10.7 (Payments); and

(iv)	where the Loan is repaid or prepaid in full for any reason on or before the Final Maturity Date, the Swap Banks must exercise their rights to terminate the Swap Agreements in their entirety.
(c)	Adjustment of Swaps

Where the Loan is partially repaid or prepaid before the Final Maturity Date for any reason whatsoever (excluding, for the avoidance of doubt, payments of instalments made in accordance with Clause 6 (Repayment)), the Swap Agreements will be amended so that the aggregate notional amount of the swaps as of each payment date under the Swap Agreements after the date that the Loan was partially prepaid or repaid is equal to the principal amount of the Loan then outstanding as of such payment date.

(d)	Swap Agreements:
The Swap Banks will provide to the Agent copies of all agreements and documents constituting or evidencing any swap facilities provided to the Borrower.

19.	VALUATION

19.1	Valuation
For the purposes of this Clause 19:
(a)
the value of the Vessel shall be the valuation certified in dollars and carried out by one of the Approved Valuers, reporting to the Agent, on the basis of sale for prompt delivery of the Vessel for cash (free of Security Interests) at arm’s-length on normal commercial terms as between willing seller and buyer; and

(b)	any valuation shall be on a without Charter basis.
19.2	Delivery of Valuations
(a)	The Borrower will from the Drawdown Date procure one valuation of the Vessel per annum from one of the Approved Valuers prepared in accordance with Clause 19.1 (Valuation).
(b)
The Borrower will procure in favour of the Agent on behalf of the Finance Parties and the Approved Valuers all such information, facilities and rights of inspection as they may reasonably (having regard to the use and operation of the Vessel under charter) require in order to effect such valuations.

(c)	All valuations shall be at the expense of the Borrower and the Borrower shall indemnify the Agent for all and any costs and liabilities incurred in connection thereto.
(d)	If an Event of Default has occurred and is continuing, the Borrower shall be liable to pay for additional valuations of the Vessel.
(e)	Any valuation under this Clause 19 shall be binding and conclusive as regards the Borrower.

20.	DEFAULT

20.1	Events of Default

Each of the events set out in Clauses 20.2 (Non-payment) to 20.22 (Loss of Stock Market Listing) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

20.2	Non-payment
(a)
The Borrower does not pay on the due date any amount of principal or interest payable by it under the Finance Documents or any payment due under Section 2 of any Swap Agreements at the place and in the currency in which it is expressed to be payable, provided that if the Borrower can demonstrate to the reasonable satisfaction of the Agent that it has given all necessary instructions to effect payment and the non-receipt thereof is attributable to an error in the banking system, such Event of Default shall only occur five Business Days after the due date.

(b)
Any other amount payable by it under the Finance Document is not paid within five Business Days of the due date (or in the case of an amount due on demand, within eight Business Days of the date of the demand) at the place and in the currency in which it is expressed to be payable.

20.3	Breach of specific obligations
(a)	The Borrower does not comply with any of its obligations under Clause 17.35 (Scope of Obligatory Insurances) or Clause 17.37 (Obligatory Insurances).
(b)	TGP does not comply with any of its obligations under Clause 6.13 (Financial Covenants) of the Guarantee.

20.4	Breach of other obligations

The Borrower or either of the Guarantors fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any provision of the Finance Documents (other than those referred to in Clause 20.2 (Non-payment) or Clause 20.3 (Breach of specific obligations)) or in any other way is in breach of, or does or causes to be done, any act repudiating or evidencing an intention to repudiate the Finance Documents and that failure to comply is, (if in the reasonable opinion of the Majority Banks capable of remedy), not remedied within 30 days of the Agent notifying the Borrower or the relevant Guarantor of that failure.

20.5	Misrepresentation
(a)
Any representation, warranty or statement made, deemed to be made, or repeated under any of the Finance Documents or in any accounts, certificate, notice, instrument, written statement or opinion delivered by an Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect when made, deemed to be made or repeated and gives rise to a Material Adverse Effect.

20.6	Registration of Mortgage and Swap Bank Mortgage
The Mortgage and the Swap Bank Mortgage are not fully and effectively registered in accordance with the laws of Spain within thirty (30) days of the date of this Agreement.

20.7	Cross-default
(a)
Any Financial Indebtedness of the Borrower or Teekay Spain exceeding US$10,000,000 (or its equivalent in any other currency or currencies) in aggregate is not paid when due (or within any applicable grace period) or if it falls within Clause 17.17(c) (Limitation on Financial Indebtedness), is not being disputed in accordance with Clause 17.17(c) (Limitation on Financial Indebtedness);

(b)
any Financial Indebtedness of TGP or any of its Subsidiaries (excluding Teekay Spain and the Borrower) exceeding US$50,000,000 (or its equivalent in any other currency or currencies) in aggregate is not paid when due (or within any applicable grace period) or if it falls within Clause 17.17(c) (Limitation on Financial Indebtedness), is not being disputed in accordance with Clause 17.17(c) (Limitation on Financial Indebtedness);

(c)
an event of default howsoever described occurs under any document relating to any Financial Indebtedness of the Borrower or Teekay Spain where the aggregate liabilities of such event of default are likely to exceed US$10,000,000;

(d)
an event of default howsoever described occurs under any document relating to any Financial Indebtedness of TGP or any of its Subsidiaries (excluding Teekay Spain and the Borrower) where the aggregate liabilities of such event of default are likely to exceed US$50,000,000 (or its equivalent in any other currency or currencies);

(e)
any guarantee of Financial Indebtedness in excess of US$10,000,000 (or its equivalent in any other currency or currencies) given by either the Borrower or Teekay Spain is not honoured when due and called upon or within five Business Days thereafter;

(f)
any guarantee of Financial Indebtedness in excess of US$50,000,000 (or its equivalent in any other currency or currencies) given by TGP or any of its Subsidiaries (excluding Teekay Spain and the Borrower) is not honoured when due and called upon or within five Business Days thereafter;

(g)
any Security Interest securing Financial Indebtedness of more than US$10,000,000 (or its equivalent in any other currency or currencies) over any asset of either the Borrower or Teekay Spain is enforced;

(h)
any Security Interest securing Financial Indebtedness of more than US$50,000,000 (or its equivalent in any other currency or currencies) over any asset of TGP or any of its Subsidiaries (excluding Teekay Spain and the Borrower) is enforced.

20.8	Swap Agreement Default
Any breach or default of the Borrower under any Swap Agreements or any Swap Agreement is terminated for any reason resulting from the actions, breach or default of the Borrower.

20.9	Related Contracts

The Borrower or either of the Guarantors is in default or material breach under the Time Charter or any of the other Related Contracts or the Time Charter or any of the other Related Contracts is otherwise terminated or ceases to be in full force and effect or becomes illegal or unenforceable, and in the case of a Technical Management Agreement or a Vessel Management Contract, is not replaced in accordance with the provisions of Clause 17.31(e) (Management).

20.10	Reduction of Capital

The Borrower reduces its authorised or issued or subscribed capital.

20.11	Insolvency
(a)
The Borrower or either of the Guarantors is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due;

(b)	the Borrower or either of the Guarantors makes a general assignment for the benefit of its creditors; or
(c)
the Borrower or either of the Guarantors, other than by reason of a voluntary restructuring approved in advance by the Agent (acting on the instructions of the Majority Banks), begins negotiations with one or more of its creditors for readjustment or rescheduling of any of its Financial Indebtedness.

20.12	Insolvency proceedings
(a)
The Borrower or either of the Guarantors applies for the declaration of insolvency (in the case of the Borrower and Teekay Spain, “concurso”) or consents to the appointment of a receiver, administrator, trustee, liquidator or similar officer of itself or of all or a material part of its assets, or if a third party applies for the insolvency of the Borrower or either of the Guarantors.

(b)
Any petition, application, proposal or order is made or resolution passed or proposed for the liquidation, administration, winding-up, insolvency or dissolution of the Borrower or either of the Guarantors or for a moratorium on any of its debts.

20.13	Appointment of receivers and managers
(a)
Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or either of the Guarantors or any substantial part of its assets; or

(b)
any other steps are taken to enforce any Security Interest over any substantial part of the assets of the Borrower or either of the Guarantors which steps are not discontinued within 30 days or, if not so discontinued, the Agent is satisfied and continues to be satisfied that the claim is being adequately contested and pursued with due diligence.

20.14	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of the Borrower or either of the Guarantors for an amount in excess of US$10,000,000 in the case of the Borrower or Teekay Spain or US$50,000,000 in the case of TGP (or its equivalent in any other currency or currencies) and is not discharged within 30 days of the same being so levied or sued out.

20.15	Analogous proceedings

There occurs, in relation to the Borrower or either of the Guarantors any event analogous to or having a substantially similar effect to any of the events specified in Clauses 20.11 (Insolvency) to 20.14 (Creditors’ process) inclusive under the laws of any applicable jurisdiction.

20.16	Cessation of business
The Borrower or either of the Guarantors ceases to carry on all or a substantial part of its business.

20.17	Change of control
(a)	Teekay Spain ceases legally and beneficially to own (directly or indirectly) the whole of the issued share capital of the Borrower, free of any Security Interest other than the Pledge of Quota Shares;
(b)	TGP ceases legally and beneficially to own (directly or indirectly) the whole of the issued share capital of Teekay Spain;
(c)	Teekay GP ceases legally and beneficially to own (directly or indirectly) at least 51% of the general partnership interest in TGP;
(d)	Teekay Corp ceases legally and beneficially to own (directly or indirectly) at least 51% of the issued share capital of Teekay GP.

20.18	Unlawfulness
It is or becomes unlawful for:
(a)	the Borrower or either of the Guarantors to perform any of the material terms of the Finance Documents; or

(b)	a Finance Party to exercise any material right or power vested in it under any Finance Document.
20.19	Material adverse change

Any change occurs in the business or operations of an Obligor which, in the reasonable opinion of the Majority Banks, materially impairs such Obligor’s ability to discharge its obligations under the Finance Documents to which it is a party in the manner provided therein and such change, if capable of remedy, is not so remedied within 15 Business Days of the delivery of a notice confirming such change by the Agent to the relevant Obligor.

20.20	Imperilment

Any circumstances occur or are threatened in relation to the state of the flag of the Vessel or the jurisdiction or incorporation of the Borrower or either of the Guarantors which would reasonably be expected to imperil the interests of the Finance Parties under any Finance Document unless other arrangements satisfactory to the Majority Banks are made to remove such peril.

20.21	Litigation

Any litigation, arbitration or administrative procedures are commenced against the Borrower or either of the Guarantors, unless the Borrower or, as the case may be, the Guarantors demonstrates to the Agent within 14 days of that commencement that the litigation, arbitration or administrative procedures are not reasonably likely to be adversely determined or, if so adversely determined, could not reasonably be expected to have a Material Adverse Effect.

20.22	Loss of Stock Market Listing

TGP ceases to be listed on a recognised stock exchange.

20.23	Acceleration
On and at any time after the occurrence of an Event of Default and while the Event of Default is continuing the Agent (acting on the instructions of the Majority Banks) may by notice to the Borrower:
(a)	cancel the Total Commitments; and/or
(b)
demand that all or part of the Loan, together with accrued interest, and all other amounts accrued under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loan be payable on demand whereupon it shall immediately become payable on demand by the Agent.
21.	THE AGENT AND THE FINANCE PARTIES

21.1	Appointment and duties of the Agent

(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to:
(i)	act as its agent under and in connection with the Finance Documents;

(ii)
hold any security created by a Security Document and all other assets paid to, held by or received or recovered by it under or in connection with this Deed and the Security Documents on trust for the Finance Parties (or, as the case may be, those of the Secured Parties for whom it is expressed to be holding the security created by the relevant Security Documents).

(b)
Each Party appointing the Agent, irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other reasonably incidental or desirable rights, powers and discretions.

(c)	The Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.
(d)
Each Bank (in the case of each Existing Bank at the date of this Agreement, on or before the date of this Agreement, and in the case of any New Bank, on or before the date the assignment, assumption and release referred to in Clause 28.3 (Procedure for assignment, assumption and release) becomes effective) will enter into a power of attorney in favour of the Spanish Security Agent in the form of Schedule 8 (Form of Bank’s Power of Attorney) in all substantive respects.

21.2	Appointment and duties of the Spanish Security Agent
(a)
Each Finance Party (other than the Agent and the Spanish Security Agent) irrevocably appoints the Spanish Security Agent to act as its agent and attorney under and in connection with the Mortgage, the Swap Bank Mortgage and the Pledge of Shares for the purposes specified in this Clause 21.2.

(b)
Each Party appointing the Spanish Security Agent irrevocably authorises the Spanish Security Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are necessary to administer and, upon the instructions of the Majority Banks (through the Agent) enforce (and collect the proceeds of such enforcement) the Mortgage, the Swap Bank Mortgage and the Pledge of Quota Shares.

(c)	The Spanish Security Agent’s duties, rights, powers and discretions are limited to those referred to in paragraph (b) above.
(d)
Any and all monies received by the Spanish Security Agent or any Swap Bank as a result of the enforcement of the Mortgage, the Swap Bank Mortgage and/or the Pledge of Quota Shares shall be paid forthwith to the Agent for application in accordance with this Agreement.

21.3	Role of the Arrangers
Except as otherwise provided in this Agreement, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

21.4	Relationship

The relationship between each of the Agent and the Spanish Security Agent with the other Finance Parties is that of agent and principal only. Except as contemplated by this Agreement or the Finance Documents, nothing in this Agreement constitutes either of the Agent or the Spanish Security Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.5	Majority Banks’ instructions

Each of the Agent and the Spanish Security Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the relevant Finance Documents and will promptly notify the Banks of any such event. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent and the Spanish Security Agent may act as they reasonably consider to be in the best interests of all the Banks.

21.6	Delegation
Each of the Agent and the Spanish Security Agent may act under the relevant Finance Documents through their personnel and agents.

21.7	Responsibility for documentation
Neither the Agent, the Spanish Security Agent nor any of the Arrangers is responsible to any other Party for:
(a)
the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document (save in respect of the execution thereof by the Agent or Arrangers, as the case may be);

(b)	the collectability of amounts payable under any Finance Document; or
(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.
21.8	Default
(a)
Neither the Agent nor the Spanish Security Agent is obliged to monitor or enquire as to whether or not a Default has occurred. Neither the Agent nor the Spanish Security Agent will be deemed to have knowledge of the occurrence of a Default. However, if the Agent or the Spanish Security Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)
The Agent and/or the Spanish Security Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

21.9	Exoneration
(a)
Without limiting paragraph (b) below, neither the Agent nor the Spanish Security Agent will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by the Agent’s gross negligence or wilful misconduct or by the wilful misconduct of any agent of the Agent or the Spanish Security Agent.

(b)
No Party may take any proceedings against any officer, employee or agent of the Agent or the Spanish Security Agent in respect of any claim it might have against the Agent or the Spanish Security Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

21.10	Reliance
Each of the Agent and the Spanish Security Agent may:
(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;
(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and
(c)
engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s or, as the case may be, the Spanish Security Agent’s employment and those representing a Party other than the Agent).

21.11	Credit approval and appraisal
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms that it:
(a)
has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and the Guarantors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent, the Spanish Security Agent or the Arrangers in connection with any Finance Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of the Borrower, the Guarantors and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

For the avoidance of doubt, the Borrower shall not be liable to pay for the costs and expenses of any Finance Party in relation to steps taken in connection with the matters referred to in paragraphs (a) and (b) above.

21.12	Information
(a)
Each of the Agent and the Spanish Security Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent or, as the case may be, the Spanish Security Agent by a Party for that person.

(b)
The Agent and the Spanish Security Agent shall promptly supply a Bank with a copy of each document received by the Agent and the Spanish Agent respectively under Clause 4 (Conditions Precedent), Clause 17 (Undertakings) and Clause 19 (Valuation) upon the request and at the reasonable expense of that Bank except that bank shall not be liable for any expense in relation to information supplied by the Borrower to the Agent in accordance with Clause 17.3 (Financial information), Clause 17.35 (Scope of Obligatory Insurances) and Clause 19.2 (Delivery of Valuations).

(c)
Except where this Agreement specifically provides otherwise, neither the Agent nor the Spanish Security Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, neither the Agent nor the Spanish Security Agent has any duty:
(i)
either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Borrower or the Guarantors or any related entity of the Borrower or the Guarantors whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from the Borrower or the Guarantors.
21.13	The Agent, the Spanish Security Agent and the Arrangers individually
(a)
If it is also a Bank, each of the Agent, the Spanish Security Agent and each Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent, the Spanish Security Agent or an Arranger.

(b)	Each of the Agent, the Spanish Security Agent and each Arranger may:
(i)	carry on any business with the Borrower or the Guarantors or their related entities;
(ii)	act as agent or trustee for, or in relation to any financing involving, the Borrower or the Guarantors or their related entities; and
(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.
(c)
In acting as the Agent or, as the case may be, the Spanish Security Agent, the agency division of the Agent or, as the case may be, the Spanish Security Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent or, as the case may be, the Spanish Security Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent or, as the case may be, the Spanish Security Agent may be treated as confidential by the Agent or, as the case may be, the Spanish Security Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(d)
The Borrower irrevocably authorises the Agent and the Spanish Security Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Agent or, as the case may be, the Spanish Security Agent.

(e)
Each of the Agent and the Spanish Agent may deduct from any amount received by it for the Banks pro rata any unpaid fees, costs and expenses of the Agent or, as the case may be, the Spanish Security Agent incurred by it in connection with the relevant Finance Documents.

21.14	Indemnities
(a)
Without limiting the liability of the Borrower under the Finance Documents, each Finance Party shall forthwith on demand indemnify each of the Agent and the Spanish Security Agent for that Finance Party’s proportion of any liability or loss incurred by the Agent or, as the case may be, the Spanish Security Agent in any way relating to or arising out of its acting as the Agent or, as the case may be, the Spanish Security Agent, except to the extent that the liability or loss arises directly from the Agent’s or, as the case may be, the Spanish Security Agent’s wilful misconduct or gross negligence.

(b)
A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion of its participation in the Loan (if any) on the date of the demand. If, however, the Loan is not outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

21.15	Compliance
(a)
Each of Agent and the Spanish Security Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation binding or applicable to it or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)
Without limiting paragraph (a) above, neither the Agent nor the Spanish Security Agent need disclose any information relating to the Borrower, the Guarantors or any of their related entities if the disclosure might, in the opinion of the Agent, or, as the case may be, the Spanish Security Agent constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

21.16	Resignation of Agent and Spanish Security Agent
(a)
Notwithstanding its irrevocable appointment, and subject to paragraph (g) below either or both of the Agent and the Spanish Security Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent with the approval of the Borrower (such approval not to be unreasonably withheld or delayed) or, failing that, the Majority Banks may appoint a successor Agent. The Spanish Security Agent may appoint one of the other Banks as successor Spanish Security Agent with the approval of the Borrower (such approval not to be unreasonably withheld or delayed) or, failing that, the Majority Banks may appoint one of the Banks as a successor Spanish Security Agent.

(b)
If the appointment of a successor Agent or, as the case may be, the Spanish Security Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent or, as the case may be, a successor Spanish Security Agent which accepts the appointment, the retiring Agent or, as the case may be, the retiring Spanish Security Agent may appoint a successor Agent or, as the case may be, a successor Spanish Security Agent (in the case of the latter being one of the Banks) with the approval of the Borrower (such approval not to be unreasonably withheld).

(c)
The resignation of the retiring Agent or, as the case may be, the Spanish Security Agent and the appointment of any successor Agent or, as the case may be, any successor Spanish Security Agent will both become effective only upon the successor Agent or, as the case may be, the successor Spanish Security Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent or, as the case may be, the successor Spanish Security Agent will succeed to the position of the retiring Agent or, as the case may be, the successor Spanish Security Agent and the terms Agent and Spanish Security Agent respectively will mean the successor Agent or, as the case may be, the successor Spanish Security Agent.

(d)
The retiring Agent or, as the case may be, the retiring Spanish Security Agent shall, at its own cost, make available to the successor Agent or, as the case may be, the successor Spanish Security Agent such documents and records and provide such assistance as the successor Agent or, as the case may be, the Spanish Security Agent may reasonably request for the purposes of performing its functions as the Agent or, as the case may be, the successor Spanish Security Agent under this Agreement.

(e)
Upon its resignation becoming effective, this Clause 21 (The Agent and the Finance Parties) shall continue to benefit the retiring Agent or, as the case may be, the retiring Spanish Security Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent or, as the case may be, the Spanish Security Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document other than any previously incurred and continuing liabilities not transferred to the successor Agent or, as the case may be, the successor Spanish Security Agent.

(f)
The Majority Banks may, by notice to the Agent or, as the case may be, the Spanish Security Agent, require it to resign in accordance with paragraph (a) above. In this event the Agent or, as the case may be, the Spanish Security Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent or, as the case may be, the successor Spanish Security Agent.

(g)
Notwithstanding the foregoing provisions of this Clause 21.16, the Spanish Security Agent may not resign, nor may the Majority Banks require it to resign, unless the successor Spanish Security Agent is for the time being a Bank.

(h)
If and for so long as any Bank is also the Spanish Security Agent, it shall not be entitled to assign, transfer or novate the whole of its Commitment pursuant to Clause 28.2 (Assignment of the rights and assumption and release of the obligations of a Bank) unless at the same time it resigns as Spanish Security Agent and a successor Spanish Security Agent is appointed pursuant to this Clause 21.16.

(i)
In the event any Bank becomes a successor Spanish Security Agent in accordance with the terms of this Clause 21.16, each of the Banks shall give to such successor Spanish Security Agent power of attorney in the form of Schedule 8 (Form of Bank’s Power of Attorney).

21.17	Banks
(a)
Each of the Agent and the Spanish Security Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

(b)
Unless a Bank notifies the Agent to the contrary, each Bank confirms to the Agent, on the date that it becomes a Bank, that it is beneficially entitled to its share in the Loan and its accrued interest and is either:

(i)	not resident for tax purposes in the United Kingdom; or
(ii)	a bank for the purposes of part 15 of the Income Tax Act 2007.
Each Bank must promptly notify the Agent if there is a change in its position from that set out in subparagraph (i) or (ii) above.
(c)	The Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

21.18	Security Documents
(a)	Each of the Agent and the Spanish Security Agent in each case in its capacity as trustee or otherwise under the Security Documents:
(i)	is, other than arising directly from the Agent’s or, as the case may be, the Spanish Security Agent’s wilful misconduct gross negligence, not liable for any:
(A)	failure, omission or defect in perfecting or registering the security constituted or created by any Finance Document;
(B)
failure to obtain any licence, consent or other authority for the execution of any Security Document, including, without limitation, the consent of any person required under the terms of any Security Document;

(ii)	may accept without enquiry such title as the Borrower may have to any asset secured by any Security Document; and
(iii)
is not under any obligation to hold any Finance Document or any other document in connection with the Finance Documents or the assets secured by any Finance Document (including title deeds) in its own possession or to take any steps to protect or preserve the same other than as directed by the Majority Banks.

(b)
Except as otherwise provided in the Finance Documents, all moneys which under the trusts contained in the Finance Documents are received by the Agent in its capacity as trustee or otherwise, or by the Spanish Security Agent in its capacity as Spanish security agent or otherwise, may be invested in the name of or under the control of the Agent or, as the case may be, the Spanish Security Agent for and on behalf of the Banks in any investment authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Agent. Additionally, the same may be placed on deposit in the name of or under control of the Agent for and on behalf of the Banks at such bank or institution (including the Agent) and upon such terms as the Agent may think fit.

22.	FEES

22.1	Arrangement Fee
The Borrower shall pay to the Agent for the account of the Banks an arrangement fee in the amount and at the time(s) agreed in the relevant Fee Letter.

22.2	Agent’s Fee
The Borrower shall pay to the Agent for its own account an agency fee in the amount and at the times agreed in the relevant Fee Letter.

22.3	VAT

Any fee referred to in this Clause 22 (Fees) is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

23.	EXPENSES

23.1	Initial and special costs

The Borrower shall forthwith on demand pay the Agent, the Spanish Security Agent, the Banks and the Arrangers the amount of all reasonable (or otherwise capped) costs and expenses (including legal fees and the costs of insurance advisors) incurred by any of them in connection with:

(a)	the negotiation, preparation, translation, printing and execution of:
(i)	this Agreement and any other documents (excluding an Assignment, Assumption and Release Certificate) referred to in this Agreement; and
(ii)	any other Finance Document, (other than an Assignment, Assumption and Release Certificate) executed after the date of this Agreement;
(b)
any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document, a Tax Lease Document or a document referred to in any Finance Document; and

(c)
any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document, a Tax Lease Document or any other document referred to in any Finance Document and not solely out of the general business of the Agent, the Banks or the Arrangers (including, without limitation, in connection with the matters referred to in Clause 17.16 (Tax Lease Stage).

23.2	Enforcement costs
The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:
(a)	in connection with the enforcement of, or the preservation of (or attempt to enforce or preserve) any rights under, any Finance Document or any Tax Lease Document; or
(b)	in undertaking any reasonable investigation of any possible Default.
24.	STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

25.	INDEMNITIES

25.1	General Indemnity
(a)
The Borrower hereby agrees that it shall promptly pay and discharge, or cause to be paid or discharged, upon the same becoming payable (and shall, if requested by a Finance Party, produce to that Finance Party evidence of the payment and discharge thereof) and indemnify on demand and keep indemnified each Finance Party on a full indemnity basis against, whether directly or indirectly, a claim against it by, or a liability to, a third party including, without limitation, in relation to any taxes (other than any taxes levied or assessed on net income, profits or gains) or any other Losses which relate to or arise directly or indirectly out of or are in any way connected to:

(i)
the condition, testing, delivery, design, leasing, chartering, sub-chartering, construction, manufacture, purchase acquisition, bailment, fitting out, sale importation to or exportation from any country, registration, ownership, possession, management, control, inspection, surveying, engineering, contracting, installation, manning, provisioning, the provision of bunkers and lubricating oils, dry-docking, use, operation, maintenance, repair, service, modification, overhaul, replacement, removal, performance, transportation, flag, navigation, certification, classification, nature, description, acceptance, insurance, valuation, refurbishment, conversion, change, alteration, or laying-up of the Vessel or any part thereof or otherwise in connection with the Vessel including, without prejudice to the generality of the foregoing, any Losses arising from any pollution or other environmental damage caused by or emanating from the Vessel or caused by the Vessel becoming a wreck or an obstruction to navigation;

(ii)
any repossession, return, redelivery, storage, maintenance, protection, attempted sale, sale or other disposition of the Vessel following the termination of the chartering of the Vessel which, if carried out by the Agent or the Banks, is carried out in accordance with the terms of the Finance Documents;

(iii)
the complete or partial removal, decommissioning disposal, making Vessel safe, destruction or abandonment or loss of the Vessel including any matter which the Vessel contains or has at any time contained;

(iv)	any damage or loss to the Vessel irrespective of how caused;
(v)
the operation or use of the Vessel or any design, article or material of the Vessel or relating thereto giving rise to any infringement (or alleged infringement) of any patent or other intellectual property rights or any other rights whatsoever;

(vi)
the occupation, arrest, confiscation, requisition, theft, registration, compulsory acquisition, restraint of the Vessel or the prevention thereof, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel (including, without limitation by the provision of or by procuring a guarantee, bond, cash deposit or other like security);

(vii)	any Environmental Claim relating to the Vessel or any Finance Party arising from the transactions contemplated by the Finance Documents or the Tax Lease Documents;
(viii)
any premiums, calls, supplementary calls and contributions in relation to any of the Obligatory Insurances and any of the insurances which the Agent maintains in accordance with Clause 17.36 (Mortgagee’s interest and additional perils insurances) (including without limitation any such premiums referred to in Clause 7 (Prepayment and Cancellation) of the Time Charter; or

(ix)
Losses suffered by a Finance Party whether directly or indirectly by way of claims against a Finance Party or any of them, by any person who has incurred expenditure in taking response or preventative measures against loss or damage or injury, or who has suffered or alleged that it has suffered loss, damage or injury in connection with anything done or omitted to be done by any person in relation to, or in respect of or in connection with, the Vessel, including in connection with any Hazardous Material emanating or threatening to emanate from the Vessel or from operations being carried on by the Vessel and any claims for removal and response cost and/or for loss, damage or injury to the Environment resulting from the release or discharge or threatened release or discharge of any Hazardous Material from the Vessel.

(b)
In circumstances where the Borrower makes a payment to a Finance Party or to any third party pursuant to paragraph (a) above, the relevant Finance Party in respect of which such payment has been made agrees that the Borrower may be subrogated to the rights of that relevant Finance Party against the relevant third party. In such circumstances the relevant Finance Party agrees to co-operate with the Borrower in exercising such rights of subrogation, provided that:

(i)	the relevant Finance Party receives a full indemnity from the Borrower in terms satisfactory to such Finance Party as to the costs and expenses of such co-operation; and
(ii)	the relevant Finance Party’s name may not be used in any action without that Finance Party’s prior written consent (which consent the relevant Finance Party shall have full discretion to withhold).
25.2	Currency indemnity
(a)
If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Borrower shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;
(ii)
if the amount received by that Finance Party, when converted into the contractual currency at the Agent’s Spot Rate of Exchange on the relevant date, is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.3	Other indemnities
The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(a)	the occurrence of any Default;

(b)
the operation of Clause 20.23 (Acceleration) or Clause 31 (Pro Rata Sharing) (except to the extent such loss or liability is due solely to the gross negligence or wilful misconduct of the Agent or any Bank);

(c)
any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or any interest period determined by the Agent under Clause 9.3 (Default interest);

(d)	the default or termination by the Borrower, or any replacement or amendment in relation to, any Swap Agreements; or
(e)
the payment of any additional amount by any Swap Bank under any Swap Agreements as a result of such Swap Bank being obliged to deduct tax or an amount in respect of tax, or otherwise make any other deduction, from any amounts payable or paid by that Swap Bank under the relevant Swap Agreements; or

(f)
(other than by reason of the wilful misconduct or gross negligence of, or default by, a Finance Party) the Loan not being advanced after the Borrower has delivered the Request for the drawdown of the Loan or a prepayment not being effected in accordance with a prepayment notice.

The Borrower’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, or any amount repaid or prepaid.

25.4	Exclusions from Indemnities
The indemnities contained in this Clause 25 shall not extend to any claim or liability of a Finance Party to the extent that such claim or liability:
(a)
arises from an act or omission on the part of that Finance Party which constitutes wilful misconduct, negligence with reckless disregard of the probable consequences or fraudulent misrepresentation on the part of such Finance Party;

(b)
is caused by any failure on the part of that Finance Party to comply with any of its express obligations under any of the Finance Documents to which that Finance Party is a party (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Finance Party) duly and punctually to perform its obligations);

(c)	represents any loss of the right to receive future income or profits;
(d)	is part of the normal administrative or overhead expenses of that Finance Party except to the extent the same arise on or following an Event of Default which is continuing; or
(e)	is one in respect of which that Finance Party is expressly and specifically indemnified and has received and is entitled to retain such indemnity under any other provision of the Finance Documents.

25.5	Preservation of Indemnities
(a)
Without prejudice to any right to damages or other claim which any Party may, at any time, have against another under this Agreement or under any of the Finance Documents it is hereby agreed and declared that the indemnities in favour of the Finance Parties by the Borrower contained in this Agreement or any of the Finance Documents shall continue in full force and effect notwithstanding any sale or other disposition of the Vessel, Total Loss or any breach of the terms hereof or thereof by the Borrower (including fundamental breach), the lawful repudiation by a Finance Party or the Borrower of this Agreement or any of the Finance Documents or the expiration of the Time Charter or any other Charter (or any renewal of such Time Charter or any other Charter) through effluxion of time or otherwise or the termination of the hire or sale of the Vessel hereunder or any other circumstances whatsoever.

(b)
If any payment received by a Finance Party in respect of moneys owing or due and payable by the Borrower hereunder shall on the subsequent liquidation or other insolvency of the Borrower be avoided under any laws relating to insolvency or liquidation, such payment shall not be considered as discharging or diminishing the liability of the Borrower under this Agreement and this Agreement shall continue to apply as if such payment had at all times remained owing by the Borrower.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

26.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations
Interest (including any applicable Mandatory Cost) accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure
(a)
Subject to Clause 27.2 (Exceptions) and to paragraph (b) below, any term of the Finance Documents may be amended or waived with the agreement of the Borrower, the Majority Banks and (to the extent that the amendment or waiver might reasonably be expected to prejudice the Agent) the Agent. The Agent may effect, on behalf of the Finance Parties, an amendment or waiver to which the Majority Banks have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

27.2	Exceptions
An amendment or waiver which relates to:
(a)	the Final Maturity Date;
(b)	the definition of Majority Banks in Clause 1.1 (Definitions);

(c)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;
(d)	any reduction in the Margin (other than in accordance with the terms of this Agreement);
(e)	an increase in a Bank’s Commitment;
(f)	a term of a Finance Document which expressly requires the consent of each Bank;
(g)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 31 (Pro Rata Sharing) or this Clause 27 (Amendments and Waivers); or
(h)	any release of any Security Interest in favour of the Finance Parties generally unless permitted by this Agreement, may not be effected without the consent of the Borrower and each Bank.

27.3	Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;
(b)	are cumulative and not exclusive of its rights under the general law; and
(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Transfers by Borrower
The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

28.2	Assignment of the rights and assumption and release of the obligations of a Bank
(a)
A Bank (the Existing Bank) may at any time assign any of its rights under the Finance Documents to any other person (the New Bank) on terms that the New Bank assumes the Existing Bank’s corresponding obligations under the Finance Documents and that the Existing Bank is released from those obligations. The prior consent of the Borrower is required for any such assignment of rights and assumption and release of corresponding obligations, unless:

(i)	the New Bank is another Bank or an Affiliate of a Bank; or
(ii)	an Event of Default has occurred, is continuing and has not been waived.

However, the prior consent of the Borrower must not be unreasonably withheld or delayed and will be deemed to have been given if, within 5 days of receipt by the Borrower of an application for consent, it has not been expressly refused in writing.

(b)
An assignment of rights and an assumption and release of the corresponding obligations will be effective only if the rights are assigned and the obligations are assumed and released in accordance with the following provisions of this Clause.

(c)	An assignment of rights and an assumption and release of the corresponding obligations will be effective only if:
(i)	implemented in accordance with Clause 28.3 (Procedure for assignment, assumption and release);
(ii)
the New Bank accedes to the Mortgage, the Swap Bank Mortgage and the Pledge of Quota Shares by execution of a deed of assignment of interest in the form of Schedule 9 (Form of Deed of Assignment of Interest); and

(iii)	the New Bank grants a power of attorney in favour of the Spanish Security Agent in the form of Schedule 8 (Form of Bank’s Power of Attorney) in all substantial respects.
(d)
No assignment of rights and assumption and release of corresponding obligations under this Clause will be effective until the Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment, assumption and release. The Agent is not obliged to execute an Assignment, Assumption and Release Certificate until it has completed all know your customer requirements to its satisfaction.

(e)	Nothing in this Agreement restricts the ability of a Bank to subcontract an obligation if that Bank remains liable under this Agreement for that obligation.
(f)
On each occasion on which the rights and corresponding obligations of an Existing Bank are assigned, assumed and released under this Agreement, the New Bank shall, on the date the assignment, assumption and release take effect, pay to the Agent for its own account a fee of euro 2,500.

(g)	An Existing Bank is not responsible to a New Bank for:
(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;
(ii)	the collectability of amounts payable under any Finance Document; or
(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.
(h)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:
(i)
has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(i)	Nothing in any Finance Document obliges an Existing Bank to:
(i)	accept a re-transfer from a New Bank of any of the rights assigned and/or obligations assumed and released under this clause; or
(ii)	support any losses incurred by the New Bank by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
(j)
Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

28.3	Procedure for assignment, assumption and release
(a)	In this Subclause:
Assignment, Assumption and Release Date means, for an Assignment Assumption and Release Certificate, the later of:
(i)	the date specified for the proposed assignment, assumption and release in that Assignment, Assumption and Release Certificate; and
(ii)	the date on which the Agent executes that Assignment, Assumption and Release Certificate.
(b)	An assignment, assumption and release is effected if:
(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed Assignment, Assumption and Release Certificate; and
(ii)	the Agent executes it;
(iii)
the New Bank, the Existing Bank and the Spanish Security Agent execute the Spanish public documents required to formalise the Assignment, Assumption and Release Certificate and the Spanish Security Documents, and the New Bank issues a notarised power of attorney substantially in the form of Schedule 8 (Form of Bank’s Power of Attorney); and

(iv)
in the event that the Mortgage and the Swap Bank Mortgages have already been executed and registered at the Canary Islands Special Registry of Vessels and Shipping Companies, the New Bank executes, notarises and apostilles a deed of assignment in favour of the Spanish Security Agent substantially in the form of Schedule 9 (Form of Deed of Assignment of Interest).

The Agent must execute as soon as reasonably practicable an Assignment. Assumption and Release Certificate delivered to it and which appears on its face to be in order and must notify the Borrower whenever an assignment, assumption and release is effected under this Clause 28.3(b).

(c)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Assignment, Assumption and Release Certificate on its behalf.

(d)	On the Assignment, Assumption and Release Date:
(i)	the Existing Bank will assign to the New Bank the Existing Bank’s rights expressed to be the subject of the assignment in the Assignment, Assumption and Release Certificate;

(ii)
the New Bank will assume the obligations of the Existing Bank expressed to be the subject of the assumption in the Assignment, Assumption and Release Certificate in substitution for the Existing Bank; and

(iii)	the Existing Bank will be released from those obligations.
28.4	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Borrower) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

28.5	Register
The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

28.6	Facility Office

Any Bank may from time to time change its Facility Office for the purposes of this Agreement. In the event of any such change the relevant Bank shall promptly notify the Agent and on receipt by the Agent from the relevant Bank of notice of such change, the Agent shall promptly notify the Borrower.

28.7	Accession of Swap Banks

No person providing interest rate or hedging facilities to the Borrower will be entitled to share in any of the security constituted by the Security Documents in respect of any of the liabilities or debt arising under such swap or hedging facilities or benefit from the undertakings or the parties to this Agreement unless and until the Agent has agreed in writing to the identity of such person (such agreement not to be unreasonably withheld where such person is a Finance Party (or its Affiliate)) and to the swap or hedging facilities being provided by such person and such person has agreed to become a Swap Bank by executing and delivering to the Agent a duly completed Deed of Accession. Upon delivery of such a Deed of Accession to the Agent such person will acquire all its rights and assume all its obligations as a Swap Bank under this Agreement in relation to such swap or hedging facilities.

28.8	Termination of Swap Agreements
The Borrower may not terminate the Swap Agreements voluntarily without the prior written consent of the Agent (acting on the instructions of the Banks).

29.	DISCLOSURE OF INFORMATION
(a)
Subject to paragraph (b) below, a Bank may disclose to its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(i)	a copy of any Finance Document; and
(ii)	any information which that Bank has acquired under or in connection with any Finance Document.

(b)	The rights of disclosure set out in paragraph (a) above are subject to:
(i)	the relevant information only being disclosed for the purposes of the relevant transfer, participation or other agreement;
(ii)
the relevant Bank considering it necessary to disclose the relevant information in order for the recipient of the information properly to determine (on a fully informed basis) whether or not it wishes to participate in the relevant transfer, participation or other agreement; and

(iii)
the recipient of the relevant information undertaking to the Borrower or to the Agent or relevant Bank (but for the benefit of the Borrower) to be bound by an obligation equivalent to this paragraph 29(b).

30.	SET-OFF

A Finance Party may upon notice to the Borrower, set off any matured obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at the Agent’s Spot Rate of Exchange on the relevant date for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by the Borrower under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;
(b)
the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 31.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;
(d)
the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Payments); and

(e)
after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and the Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

31.2	Reversal of redistribution
If under Clause 31.1 (Redistribution):
(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and
(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the redistribution. Thereupon the subrogation in Clause 31.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

31.3	Exceptions
(a)
A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 31.1(e) (Redistribution).

(b)
A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

32.	SEVERABILITY
If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.
33.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Documents.

34.	NOTICES

34.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and unless otherwise stated, may be by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and
(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

34.2	Addresses for notices
(a)	The address and facsimile number of each Party (other than the Borrower, and Agent) for all notices under or in connection with the Finance Documents are:
(i)	those notified by that Party for this purpose to the Agent on or before it becomes a Party; or
(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.
(b)	The address and facsimile number of the Borrower are:
C/Musgo n° 5, 2° Plta.,
LA FLORIDA, 28023
Madrid
Facsimile:       00 34 91 307 7043
Attention:       Andres Luna
or such other as the Borrower may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Agent are:
60 London Wall
London, EC2M 5TQ
Facsimile:       +44 20 7767 7252
Attention:       Adam Byrne / Jonathan Gorrie

With a copy to:

Loans Agency
60 London Wall
London, EC2M 5TQ
Facsimile:       +44 20 77677324
Attention:       Ian Tofts / Craig Baker
or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.
(d)	The address and facsimile number of the Spanish Security Agent are:
Loans Agency60 London Wall
London, EC2M 5TQ
Facsimile:       +44 20 77677324
Attention:       Ian Tofts / Craig Baker
or such other as the Spanish Security Agent may notify to the other Parties by not less than five Business Days’ notice.
(e)	All notices from or to the Borrower or a Bank shall be sent through the Agent.

(f)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this clause.

35.	LANGUAGE
(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:
(i)	in English; or
(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
36.	JURISDICTION

36.1	Submission

For the benefit of each Finance Party, the Borrower agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document or any non-contractual obligations arising out of or in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

36.2	Service of process
Without prejudice to any other mode of service, the Borrower:
(a)
irrevocably appoints Teekay Shipping (UK) Limited at its offices, for the time being at 2nd Floor, 86 Jermyn Street, London SW1Y 6JD as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned;
(c)
consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 34.2 (Addresses for notices); and

(d)
agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England, and failing such appointment within 15 days the Agent is entitled to appoint such a person by notice to the Borrower.

36.3	Forum convenience and enforcement abroad
The Borrower:
(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and
(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.4	Non-exclusivity
Nothing in this Clause 36 limits the right of a Finance Party to bring proceedings against the Borrower in connection with any Finance Document:
(a)	in any other court of competent jurisdiction; or
(b)	concurrently in more than one jurisdiction.
36.5	Waiver of immunity
The Borrower irrevocably and unconditionally:
(a)
agrees that its exercise of its rights and the performance of its obligations under the Finance Documents will constitute private and commercial acts done and performed for private and commercial purposes and, if any Finance Party brings legal proceedings against it or its assets in relation to the Finance Documents, no immunity from those proceedings shall be claimed by or on behalf of itself or for its assets;

(b)	waives any such right of immunity which it or its assets now has or may acquire after the date of this Agreement; and
(c)	consents generally to the giving of any relief or the issue of any process under those proceedings.
36.6	Executive Proceedings and Set-off. Spanish notarial formalities
(a)
The Borrower agrees that this Facility Agreement, as well as any amendments hereto, will be formalised in a Spanish notarial document (“escritura pública” or “póliza”), so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 2, paragraphs number 4 and 5 of the new Civil Procedural Law (Law 1/2000 of 7 January) (“Ley de Enjuiciamiento Civil”). The Borrower also undertakes to grant any public or private document required by the Agent for the purposes of or in relation to such notarial document, and that the notarial document shall state any conditions that the Agent considers necessary or convenient in respect of the enforceability of the Finance Documents, including those referred to in article 517 et seq and 571 et seq or any other provision of the Spanish Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil).

(i)
The sum payable by the Borrower shall be the total aggregate sum resulting from the balance shown in the account(s) maintained by the Agent (or the relevant Bank, as the case may be) in accordance with this Agreement. For the purposes of Articles 571 et seq. of the new Civil Procedural Law (Law 1/2000 of 7 January) (“Ley de Enjuiciamiento Civil”), the parties expressly agree that such balance shall be considered as an acknowledgement of debt and may be claimed pursuant to the same provisions of such law.

(ii)
For the purpose of the provisions of Art. 571 et seq. of the new Civil Procedural Law (Law 1/2000 of 7 January) (“Ley de Enjuiciamiento Civil”), it is expressly agreed by the contracting parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Agent (or the relevant Bank, as the case may be) by means of the appropriate certificate setting out the relevant calculations and determinations and evidencing the balance shown in the account or accounts of the Borrower. By virtue of the foregoing, to exercise executive action it will be sufficient to present an original notarial first copy of this Agreement and the notarial document (“acta notarial”) that incorporates the certificate issued by the Agent (or the relevant Bank, as the case may be) evidencing that the determination of the amounts due and payable by the Borrower have been calculated as agreed in this Agreement and that such amounts coincide with the balance shown in the account or accounts of the Borrower. Each Finance Party may (at the cost of the Borrower) have the certificate notarised evidencing that the calculations and determinations have been effected.

(b)
The covenants in subparagraphs (i) and (ii) above are also applicable with respect to any Bank with regard to its respective Commitment. Such Bank may issue the appropriate certification of the balance of the account or accounts of the Borrower and the certification of the account balance may be legalised by a notary.

(c)	The amount of the balance so established shall be notified to the Borrower in an attestable manner at least one (1) day in advance of exercising the action.
(d)
The Borrower undertakes that the notarial document shall at least expressly state that a Finance Party is entitled to claim all amounts outstanding under the Finance Documents following any non-payment of principal or interest under this Facility Agreement. This does not prejudice the exercise of any other right and remedy of any Finance Party.

(e)
The Borrower hereby expressly authorises the Agent (and any Bank, as appropriate), to request and obtain, by itself, certificates issued by the notary which has formalised this Agreement in order to evidence its accordance with the entries of his registry-book and the date of them for the purpose of Article 517 number 2 paragraph number 5, of the new Civil Procedural Law (Law 1/2000 of 7 January) (“Ley de Enjuiciamiento Civil”), the amount of such certificate being for the account of the Borrower in the manner provided with respect to other expenses.

37.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
BANKS AND COMMITMENTS1

Banks	Commitments

ING Bank N.V., London Branch		42,433,766.11
ABN Amro Bank N.V.		40,000,000.00
Crédit Agricole Corporate and Investment Bank		22,500,000.00
J.P. Morgan Europe Limited		20,000,000.00
Scotiabank (Ireland) Limited		25,000,000.00

Total Commitments	euro	149,933,766.11

[1]	ING to provide details

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
1. Borrower
(a)	A certified copy of the constitutional documents of the Borrower.

(b)	A certified copy of a notarised resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, each Finance Document and each Related Contract and resolving that it execute each Finance Document then to be executed;
(ii)	authorising a specified person or persons to execute each Finance Document on its behalf; and
(iii)	empowering named persons as its attorney to effect notarisation of each of the relevant Finance Documents on its behalf; and
(iv)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document.

(c)	A specimen of the signature of each director of the Borrower.
(d)	A copy of the reporting form PE-1 assigning a NOF number to this Agreement, duly sealed by the Bank of Spain.
(e)
A certified copy of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Agent may reasonably require in connection with this Agreement or any other Finance Document.

(f)	A certified copy of the Borrower’s audited financial statements for the financial year ending in 2010.

2.	Guarantors

(a)	A certified copy of the constitutional documents of each of the Guarantors.
(b)	A certified copy of a notarised resolution of the board of directors of each of the Guarantors:
(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and Related Contracts to which it is a party and resolving that it execute the Finance Documents and Related Contracts to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Related Contracts to which it is a party on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents and Related Contracts to which it is a party.

(c)	A specimen of the signature of each director of the Guarantors.

3.	AIE
(a)	A certified copy of the constitutional documents of the AIE.

(b)	A certified copy of a notarised decision of the management body of the AIE:
(i)	approving the terms of, and the transactions contemplated by, the Mortgage and the Swap Bank Mortgage and resolving that it execute the Mortgage and the Swap Bank Mortgage;
(ii)	authorising a specified person or persons to execute the Mortgage and the Swap Bank Mortgage on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign or despatch all other documents and notices to be signed or despatched by it under or in connection with the Mortgage and the Swap Bank Mortgage.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)
A certified copy of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Agent may reasonably require in connection with the Mortgage and the Swap Bank Mortgage.

Each certified copy document must be certified by a director, officer or duly authorised attorney of the relevant company as being true and complete as at a date no earlier than the date of this Agreement.

4.	Finance Documents and Related Contracts
(a)	A duly executed original of this Agreement.

(b)	A Spanish Public Document of the executed original of this Agreement.

(c)	A duly executed original of the General Assignment.

(d)	A Spanish Public Document of the executed General Assignment.

(e)	A duly executed original of the Vessel Management Assignment.

(f)	A Spanish Public Document of the executed Vessel Management Assignment.

(g)	A duly executed original of the Insurances Assignment.

(h)	A Spanish Public Document of the executed original of the Insurances Assignment.

(i)	A duly executed original of the Pledge of Quota Shares.

(j)	A Spanish Public Document of the executed Pledge of Quota Shares.

(k)	A duly executed original of the Guarantee.
(l)	A Spanish Public Document of the executed Guarantee with its signatures legalised by a Spanish Notary Public.

(m)
An original copy of the Shareholders’ Registry Book (Libro Registro de Socios) in order to proceed with the inscription of the Pledge; (ii) an original copy of a certificate issued by the Secretary of the Borrower regarding the ownership of the shares free of charges and encumbrances and (iii) Spanish notarial deed evidencing the ownership of the shares

(n)	A certified copy of each Related Contract, duly executed.
(o)	A duly executed original of each Fee Letter together with confirmation from the Agent of payment by the Borrower of amounts due thereunder.

(p)	A duly executed original of the Tax Lease General Assignment.

(q)	A Spanish Public Document of the executed original of the Tax Lease General Assignment.
(r)
Duly executed originals of all notices of assignment required to be served under the Tax Lease General Assignment and each other Security Document referred to above and the acknowledgements thereof, duly executed by each relevant counterparty.

(s)	A duly executed and notarised original of the Mortgage, in a form registrable at the Canary Islands Special Registry of Vessels and Shipping Companies.
(t)	A duly executed and notarised original of each Swap Bank Mortgage in a form registrable at the Canary Islands Special Registry of Vessels and Shipping Companies.
(u)	Two irrevocable Powers of Attorney to be granted under the Mortgage and the Pledge respectively.

(v)	A duly executed original of the OFAC Letter.

5.	Other documents
(a)
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or any Related Contract or for the validity and enforceability of any Finance Document or any Related Contract.

(b)	A letter from Teekay Shipping (UK) Limited agreeing to its appointment as process agent for the Borrower and the Guarantors under the Finance Documents.
(c)
A copy of a power of attorney given by the Borrower to the Spanish Security Agent for the purposes of notarising this Agreement and the other relevant Finance Documents, duly executed, notarised and apostilled.

(d)	A copy of each Power of Attorney given by each Bank in the form of Schedule 8 (Form of Bank’s Power of Attorney) duly executed, notarised and apostilled.
(e)	Documents required by any Bank in order to complete their “Know Your Client” procedures or equivalent regulatory requirements.

6.	The Vessel

(a)	Evidence that:
(i)	the title to the Vessel is held by the AIE, free of all Security Interests other than Permitted Liens;

(ii)	the Vessel is registered in the name of the AIE, as a Canary Islands flag ship at the port of Santa Cruz de Tenerife in the Canary Islands;
(iii)	there is no Security Interest whatsoever of any kind upon the Vessel or the Obligatory Insurances or Earnings of the Vessel other than Permitted Liens;
(iv)
the Mortgage and each Swap Bank Mortgage in respect of the Vessel has been duly recorded in the Special Registry of Ships of the Canary Islands in accordance with Spanish law and each constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Canary Islands Special Registry of Vessels and Shipping Companies in respect of the Vessel have been paid in full; and

(v)	the Vessel is subject to a safety management system which complies with the ISM Code and the ISPS Code.
(b)	A certified copy of:
(i)	a classification certificate in respect of the Vessel showing the Vessel to be in class without recommendation, condition or qualification;

(ii)	a valid Interim Safety Management Certificate for the Vessel;

(iii)	a valid Document of Compliance; and

(iv)	a valid International Ship Security Certificate.
(c)	Confirmation acceptable to the Agent that the Time Charterer has accepted the Vessel pursuant to the terms of the Time Charter.

7.	Insurance

(a)	A certified copy of all current insurance policies in respect of the Vessel.
(b)
A duly executed and notarised notice of assignment (and acknowledgement of the same) of the Obligatory Insurances in respect of the Vessel duly executed by the Borrower substantially in the form provided for in the Insurances Assignment.

(c)	Fax confirmation from each broker, insurer and club concerned with the Obligatory Insurances of the Vessel that:
(i)	the relevant cover is in effect and will remain in effect;
(ii)	they will accept notice of assignment of the Obligatory Insurances in favour of the Agent;
(iii)	they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of that Vessel only;
(iv)
they will issue a letter of undertaking in the current LIBA form (in the case of Lloyds brokers), in the form provided for in the Insurances Assignment (in the case of non-Lloyds brokers and insurers other than clubs) or in their current standard form (in the case of clubs);

(v)
they will accept endorsement of a loss payable clause on the policies in the form provided for in the Insurances Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Agent in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(vi)
they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Borrower to the Agent in writing).

(d)
Confirmation from the Agent of the Banks’ satisfaction with a final insurance report prepared by Bankserve or any other insurance advisor selected by the Agent and agreed by the Borrower and addressed to each Bank.

8.	Legal opinions
(a)	A legal opinion of Allen & Overy, London office, English legal advisers to the Agent, addressed to the Finance Parties.
(b)	A legal opinion of Allen & Overy, Madrid office, Spanish legal advisers to the Agent, addressed to the Finance Parties.
(c)	A legal opinion of Seward & Kissel, Marshall Islands advisers to the Agent, addressed to the Finance Parties.

SCHEDULE 3
CONDITIONS SUBSEQUENT
1.
Within one month of the date of this Agreement and in any event prior to the end of the first Interest Period after the Drawdown Date and on or before 15 December 2011, the Borrower will enter into the Swap Agreements with the Swap Banks, in form and substance satisfactory to the Agent.

2.	A duly executed original of the Swap Agreements, together with evidence satisfactory to the Agent of satisfaction of any conditions precedent therein.

3.	A Spanish Public Document of the executed original Swap Agreements.

4.	A duly executed original of the Swap Agreements Assignment.
5.	A Spanish Public Document of the executed Swap Agreements Assignment.

SCHEDULE 4
FORM OF REQUEST
To:	ING Bank N.V., London Branch as Agent

From:	Naviera Teekay Gas IV S.L.U.
Date: [_____________]
NAVIERA TEEKAY GAS I.V. S.L.U.
euro 149,933,766.11 Credit Agreement dated [_____________] 2011 (as amended, supplemented or novated from time to time)
m.v. MADRID SPIRIT
1.	We wish to borrow the Loan from the Banks as follows:
(a) Drawdown Date: [_____]
(b) Amount: [_____]
(c) Interest Period: [_____]
(d) Payment Instructions: [_____].
2.	We confirm that:
(a)	the representations and warranties in Clause 16 (Representations and Warranties) are true and accurate and will be true and accurate immediately after the Loan is advanced;
(b)	no Default is outstanding or would result from the advancing of the Loan; and
(c)	all other terms and conditions under the Credit Agreement to the advancing of the Loan have been satisfied in full (unless waived in writing by the Agent).
By:
NAVIERA TEEKAY GAS IV S.L.U.
Authorised Signatory

SCHEDULE 5
FORM OF ASSIGNMENT, ASSUMPTION AND RELEASE CERTIFICATE
To:	ING Bank N.V., London Branch as Agent

From:	THE EXISTING BANK] (the Existing Bank) and [THE NEW BANK] (the New Bank)
Date: [______]
NAVIERA TEEKAY GAS IV S.L.U.
euro 149,933,766.11 Credit Agreement dated [●], 2011, as amended, supplemented or novated from time to time (the Agreement)
m.v. MADRID SPIRIT
We refer to Clause 28.3 (Procedure for assignment, assumption and release) of the Agreement. This is an Assignment, Assumption and Release Certificate.
1.	In accordance with the Agreement:
(a)
the Existing Bank assigns to the New Bank all the rights of the Existing Bank under the Finance Documents which correspond to that portion of the Existing Bank’s Commitments under the Agreement specified in the Schedule hereto;

(b)	the New Bank assumes all the obligations of the Existing Bank which correspond to the rights assigned under sub-paragraph (a) above; and

(c)	the Existing Bank is released from those obligations.
2.	The proposed Assignment, Assumption and Release Date is [_____].

3.	The administrative details of the New Bank for the purposes of the Finance Documents are set out in the Schedule.

4.	This Assignment, Assumption and Release Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be assigned by the Existing Bank and assumed by the New Bank
[Details of the rights and obligations of the Existing Bank, including applicable Commitment (or part)].
[New Bank]

[Facility Office	Address for notices]

[Existing Bank]	[New Bank]	ING Bank N.V., London Branch

By:	By:	By:

Date:	Date:	Date:
The Assignment, Assumption and Release Date is confirmed by the Agent as [     ].
ING BANK N.V., LONDON BRANCH
By:

SCHEDULE 6
CALCULATION OF THE MANDATORY COST
1.	General
(a)	The Mandatory Cost is to compensate a Bank for the cost of compliance with:
(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.
(b)	The Mandatory Cost is expressed as a percentage rate per annum.
(c)
The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Bank in the relevant Loan) of the rates for the Banks calculated by the Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank.
(e)	Any determination by the Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.
(f)
For the purposes of this Schedule, Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

2.	For a Bank lending from a Facility Office in the UK
(a)	The relevant rate for a Bank lending from a Facility Office in the UK is calculated in accordance with the following formula:

E × 0.01	per cent. per annum

300
where on the day of application of the formula, E is calculated by the Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.
(b)	For the purposes of this paragraph 2:
(i)
fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)
fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.
(d)
If requested by the Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)
Each Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank. In particular, each Bank must supply the following information on or prior to the date on which it becomes a Bank:

(i) the jurisdiction of its Facility Office; and
(ii) any other information that the Agent reasonably requires for that purpose.
Each Bank must promptly notify the Agent of any change to the information supplied to it under this paragraph.
(f)
The rates of charge of each Reference Bank for the purpose of E above are determined by the Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Bank notifies the Agent to the contrary, the Agent may assume that the Bank’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the UK.

(g)
The Agent has no liability to any Party if its calculation over or under compensates any Bank. The Agent is entitled to assume that the information provided by any Bank or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Bank lending from a Facility Office in a Participating Member State
(a)
The relevant rate for a Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Agent. This percentage rate per annum must be certified by that Bank in its notice to the Agent as its reasonable determination of the cost (expressed as a percentage of that Bank’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

4.	Changes
(a)	The Agent may, after consultation with the Borrower and the Banks, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:
(i)	any change in law or regulation; or
(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).
(b)
If the Agent, after consultation with the Borrower, determines that the Mandatory Cost for a Bank lending from a Facility Office in the UK can be calculated by reference to a screen, the Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 7
REPAYMENT SCHEDULE

Month From
Delivery	Date	Outstanding	Repayment
81	31/10/2011	149,933,766.12	-$424,772.99
82	30/11/2011	149,506,578.11	-$427,188.00
83	30/12/2011	149,076,961.37	-$429,616.74
84	31/01/2012	148,644,902.07	-$432,059.29
85	29/02/2012	148,210,386.34	-$434,515.73
86	30/03/2012	147,773,400.21	-$436,986.13
87	30/04/2012	147,333,929.62	-$439,470.58
88	31/05/2012	146,891,960.47	-$441,969.16
89	29/06/2012	146,447,478.53	-$444,481.94
90	31/07/2012	146,000,469.53	-$447,009.00
91	31/08/2012	145,550,919.10	-$449,550.43
92	28/09/2012	145,098,812.78	-$452,106.31
93	31/10/2012	144,644,136.06	-$454,676.73
94	30/11/2012	144,186,874.30	-$457,261.75
95	31/12/2012	143,727,012.83	-$459,861.48
96	31/01/2013	143,264,536.85	-$462,475.98
97	28/02/2013	142,799,431.50	-$465,105.35
98	28/03/2013	142,331,681.83	-$467,749.67
99	30/04/2013	141,861,272.81	-$470,409.02
100	31/05/2013	141,388,189.32	-$473,083.49
101	28/06/2013	140,912,416.15	-$475,773.17
102	31/07/2013	140,433,938.01	-$478,478.14
103	30/08/2013	139,952,739.53	-$481,198.48
104	30/09/2013	139,468,805.23	-$483,934.30
105	31/10/2013	138,982,119.57	-$486,685.67
106	29/11/2013	138,492,666.89	-$489,452.68
107	31/12/2013	138,000,431.47	-$492,235.42
108	31/01/2014	137,505,397.49	-$495,033.98
109	28/02/2014	137,007,549.03	-$497,848.46
110	31/03/2014	136,506,870.10	-$500,678.93
111	30/04/2014	136,003,344.60	-$503,525.50
112	30/05/2014	135,496,956.34	-$506,388.25
113	30/06/2014	134,987,689.06	-$509,267.28
114	31/07/2014	134,475,526.38	-$512,162.68
115	29/08/2014	133,960,451.85	-$515,074.54
116	30/09/2014	133,442,448.90	-$518,002.95
117	31/10/2014	132,921,500.89	-$520,948.01
118	28/11/2014	132,397,591.07	-$523,909.82
119	31/12/2014	131,870,702.60	-$526,888.46
120	30/01/2015	131,340,818.56	-$529,884.05
121	27/02/2015	130,807,921.90	-$532,896.66
122	31/03/2015	130,271,995.50	-$535,926.40
123	30/04/2015	129,733,022.14	-$538,973.36
124	29/05/2015	129,190,984.49	-$542,037.65
125	30/06/2015	128,645,865.13	-$545,119.36

Month From
Delivery	Date	Outstanding	Repayment
126	31/07/2015	128,097,646.54	-$548,218.59
127	28/08/2015	127,546,311.10	-$551,335.44
128	30/09/2015	126,991,841.09	-$554,470.01
129	30/10/2015	126,434,218.69	-$557,622.41
130	30/11/2015	125,873,425.96	-$560,792.72
131	31/12/2015	125,309,444.90	-$563,981.06
132	29/01/2016	124,742,257.37	-$567,187.53
133	29/02/2016	124,171,845.15	-$570,412.23
134	31/03/2016	123,598,189.89	-$573,655.26
135	29/04/2016	123,021,273.16	-$576,916.73
136	31/05/2016	122,441,076.42	-$580,196.74
137	30/06/2016	121,857,581.02	-$583,495.40
138	29/07/2016	121,270,768.21	-$586,812.81
139	31/08/2016	120,680,619.12	-$590,149.09
140	30/09/2016	120,087,114.79	-$593,504.33
141	31/10/2016	119,490,236.14	-$596,878.65
142	30/11/2016	118,889,963.98	-$600,272.16
143	30/12/2016	118,286,279.03	-$603,684.95
144	31/01/2017	117,679,161.88	-$607,117.15
145	28/02/2017	117,068,593.01	-$610,568.87
146	31/03/2017	116,454,552.80	-$614,040.21
147	28/04/2017	115,837,021.52	-$617,531.28
148	31/05/2017	115,215,979.32	-$621,042.20
149	30/06/2017	114,591,406.23	-$624,573.09
150	31/07/2017	113,963,282.19	-$628,124.04
151	31/08/2017	113,331,587.00	-$631,695.19
152	29/09/2017	112,696,300.36	-$635,286.64
153	31/10/2017	112,057,401.85	-$638,898.51
154	30/11/2017	111,414,870.93	-$642,530.92
155	29/12/2017	110,768,686.96	-$646,183.97
156	31/01/2018	110,118,829.16	-$649,857.80
157	28/02/2018	109,465,276.65	-$653,552.51
158	29/03/2018	108,808,008.43	-$657,268.23
159	30/04/2018	108,147,003.36	-$661,005.07
160	31/05/2018	107,482,240.19	-$664,763.16
161	29/06/2018	106,813,697.58	-$668,542.62
162	31/07/2018	106,141,354.02	-$672,343.56
163	31/08/2018	105,465,187.91	-$676,166.11
164	28/09/2018	104,785,177.51	-$680,010.40
165	31/10/2018	104,101,300.97	-$683,876.54
166	30/11/2018	103,413,536.30	-$687,764.66
167	31/12/2018	102,721,861.41	-$691,674.89
168	31/01/2019	102,026,254.06	-$695,607.35
169		101,326,691.89	-$699,562.17
170		100,623,152.42	-$703,539.47
171		99,915,613.03	-$707,539.39
172		99,204,050.98	-$711,562.04
173		98,488,443.41	-$715,607.57
174		97,768,767.32	-$719,676.10
175		97,044,999.56	-$723,767.76
176		96,317,116.88	-$727,882.68
177		95,585,095.89	-$732,020.99

Month From
Delivery	Date	Outstanding	Repayment
178		94,848,913.05	-$736,182.84
179		94,108,544.71	-$740,368.34
180		93,363,967.06	-$744,577.65
181		92,615,156.18	-$748,810.88
182		91,862,087.99	-$753,068.18
183		91,104,738.31	-$757,349.69
184		90,343,082.77	-$761,655.54
185		89,577,096.90	-$765,985.87
186		88,806,756.08	-$770,340.82
187		88,032,035.56	-$774,720.52
188		87,252,910.43	-$779,125.13
189		86,469,355.64	-$783,554.78
190		85,681,346.02	-$788,009.62
191		84,888,856.24	-$792,489.78
192		84,091,860.82	-$796,995.42
193		83,290,334.15	-$801,526.67
194		82,484,250.47	-$806,083.68
195		81,673,583.87	-$810,666.60
196		80,858,308.29	-$815,275.58
197		80,038,397.53	-$819,910.76
198		79,213,825.23	-$824,572.30
199		78,384,564.90	-$829,260.33
200		77,550,589.87	-$833,975.02
201		76,711,873.35	-$838,716.52
202		75,868,388.38	-$843,484.97
203		75,020,107.85	-$848,280.54
204		74,167,004.48	-$853,103.36
205		73,309,050.87	-$857,953.61
206		72,446,219.43	-$862,831.44
207		71,578,482.44	-$867,736.99
208		70,705,812.00	-$872,670.44
209		69,828,180.07	-$877,631.93
210		68,945,558.43	-$882,621.64
211		68,057,918.72	-$887,639.71
212		67,165,232.41	-$892,686.31
213		66,267,470.81	-$897,761.60
214		65,364,605.06	-$902,865.75
215		64,456,606.14	-$907,998.92
216		63,543,444.86	-$913,161.27
217		62,625,091.89	-$918,352.98
218		61,701,517.70	-$923,574.19
219		60,772,692.60	-$928,825.10
220		59,838,586.74	-$934,105.86
221		58,899,170.10	-$939,416.64
222		57,954,412.49	-$944,757.61
223		57,004,283.54	-$950,128.95
224		56,048,752.71	-$955,530.83
225		55,087,789.28	-$960,963.42
226		54,121,362.38	-$966,426.90
227		53,149,440.94	-$971,921.44
228		52,171,993.73	-$977,447.22
229		51,188,989.31	-$983,004.41

Month From
Delivery	Date	Outstanding	Repayment
230		50,200,396.11	-$988,593.20
231		49,206,182.34	-$994,213.77
232		48,206,316.06	-$999,866.29
233		47,200,765.11	-$1,005,550.94
234		46,189,497.20	-$1,011,267.92
235		45,172,479.80	-$1,017,017.40
236		44,149,680.23	-$1,022,799.57
237		43,121,065.62	-$1,028,614.61
238		42,086,602.91	-$1,034,462.71
239		41,046,258.85	-$1,040,344.06
240		40,000,000.00	-$1,046,258.85

SCHEDULE 8
FORM OF BANK’S POWER OF ATTORNEY
PODER / POWER OF ATTORNEY

[FULL LEGAL NAME OF THE BANK] con domicilio social en [address], debidamente constituido conforme a la legislación de [country] con número de registro de compañía [number], y con objeto social [include description], actuando a través de su oficina de [●], con domicilio social en [address] e inscrita en el [registry] con el número [number]] (el Poderdante), debidamente representado por los siguientes firmantes:
[FULL LEGAL NAME OF THE BANK] with corporate address at [address], validly incorporated under the laws of [country] with company registration number [number], and with corporate purpose [include description], acting through its [●] Branch, with registered address at [address] and registered with [registry] under number [number]] (the Grantor), duly represented by the following signatories

1. [D. / Da.] [full legal name], mayor de edad, con domicilio en [address], y [pasaporte / documento de identidad] número [number of passport or ID document]; y	1. [Mr. / Mrs] [full legal name], of legal age, with address at [address], with [passport / id document] no. [number of passport or id document]; and

2. [D. / Da.] [full legal name], mayor de edad, con domicilio en [address], y [pasaporte / documento de identidad] número [number of passport or ID document],	2. [Mr. / Mrs] [full legal name], of legal age, with address at [address], with [passport / id document] no. [number of passport or id document],

POR EL PRESENTE, OTORGA	HEREBY GRANTS

3.    UN PODER TAN AMPLIO Y BASTANTE COMO EN DERECHO SEA NECESARIO a los apoderados señalados en el 0 (los Apoderados), para que cualquiera de ellos, actuando solidaria e indistintamente, puedan ejercer en nombre del Poderdante todas y cada una de las facultades señaladas en el 0 en relación con los Contratos listados en el 0 (los Contratos);

1.    A FULL POWER OF ATTORNEY to the attorneys included in Annex 1 (the Attorneys), so that, any of them, may exercise, individually (solidaria e indistintamente), in the name and on behalf of the Grantor any and all the capacities listed in Annex 2 in relation with the agreements included in Annex 3 (the Agreements);

Las facultades otorgadas a los Apoderados pueden ser usadas incluso en caso de doble representación, autocontratación o conflicto de intereses.	The capacities granted to the Attorneys may be used even in cases of double representation (doble representación), self-contracting (autocontratación) or conflict of interest (conflicto de intereses).
Las relaciones entre los Apoderados y el Poderdante serán reguladas e interpretadas conforme a la legislación española y por los términos y condiciones señalados en el 0.	The relationship between the Attorneys and the Grantor shall be governed and constructed by the laws of Spain and by the terms and conditions established in Annex 4.
El poder otorgado a los Apoderados expirará a los seis (6) meses desde su fecha.	The power of attorney granted in favour of the Attorneys shall expire six (6) months following the date hereof.

La versión en Castellano de este documento prevalece sobre la inglesa.	The Spanish version of this document shall prevail over the English version.

Este documento ha sido suscrito de conformidad con las leyes de [Country].	This document has been executed in accordance with the laws of [Country].

Firmado [como documento público], en [place], este [day] de [month], [year] para y en representación del Poderdante por	Executed [as a deed] in [place] on this [day] day of [month], [year] for and on behalf of the Grantor by

[Mr. / Mrs] [full name]	[Mr. / Mrs] [full name]

CERTIFICADO NOTARIAL	NOTARIAL CERTIFICATE

Este poder ha sido firmado en la fecha indicada anteriormente por los firmantes.	This Power of Attorney has been signed by the signatories on the date indicated above.

Yo, [full legal name of the Notary Public], Notario Público de [city], [country], en calidad de Notario Público por la presente certifico que (i) el Poderdante es una sociedad debidamente constituida y existente de conformidad con las leyes de [country], y que los datos societarios indicados anteriormente son correctos; (ii) que he comprobado la identidad personal de los firmantes y que tienen, en mi opinión, la capacidad legal necesaria para firmar este documento en representación del Poderdante; y (iii) que se han cumplido con todas las formalidades para la validez de este documento, que no necesita de ser registrado en ningún registro para su validez.
I [full legal name of the Notary Public], Notary Public of [city], [country], as Notary Public certify and attest that (i) the Grantor is a company duly incorporated and existing under the laws of [country], the corporate details of which are correctly stated above; (ii) I have checked the personal identity of the signatories and the signatories have, in my opinion, the legal capacity necessary to validly execute this document on behalf of the Grantor; and (iii) all the formalities requested by the laws for the validity of this instrument have been duly complied with and that document does not require to be registered in any public registry to be valid.

Firma del Notario / Signature of the Notary Public
(Please ask the Notary Public to seal and sign all the pages of this power of attorney (including the notarial certificate). The signature of the Notary Public has to be legalised in accordance with the apostille procedure provided for under The Hague Convention of 5th October, 1961 / or legalisation where applicable).

ANEXO 1 / ANNEX 1
APODERADOS / ATTORNEYS

(a) Dña. Beatriz DEL REY UBAGO, mayor de edad, abogado, de nacionalidad española, con domicilio profesional en Pedro de Valdivia 10 Madrid, y con Documento Nacional de Identidad número 44.285.106-D.	(a) Ms. Beatriz DEL REY UBAGO of legal age, lawyer, of Spanish nationality, with professional address at Pedro de Valdivia 10, Madrid, holder of Spanish Identity Card number 44.285.106-D.

(b) Dña. Jimena URRETAVIZCAYA GIL, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro de Valdivia 10, Madrid, y con Documento Nacional de Identidad número 16.057.206-D.	(b) Ms. Jimena URRETAVIZCAYA GIL, of legal age, lawyer, of Spanish nationality, domiciled at Pedro de Valdivia 10, Madrid, holder of Spanish Identity Card number 16.057.206-D.

(c) Dña. Vanessa CUELLAS URÍA, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro de Valdivia 10, Madrid, y con Documento Nacional de Identidad número 2.547.864-Q.	(c) Ms. Vanessa CUELLAS URÍA, of legal age, lawyer, of Spanish nationality, domiciled at Pedro de Valdivia 10, Madrid, holder of Spanish Identity Card number 2.547.864-Q.

(d) Da. Raquel OLALLA HERNANDO, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro de Valdivia 10, Madrid, y con Documento Nacional de Identidad número 71.280.785-J.	(d) Ms. Raquel OLALLA HERNANDO, lawyer, of legal age, of Spanish nationality, domiciled at Pedro de Valdivia, 10, holder of Spanish Identity Card number 71.280.785-J.

(e) D. Luis MÁIZ LÓPEZ-TEIJÓN, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro de Valdivia 10, Madrid, y con Documento Nacional de Identidad número 04.848.340-D.	(e) Mr. Luis MÁIZ LÓPEZ-TEIJÓN, lawyer, of legal age, of Spanish nationality, domiciled at Pedro de Valdivia, 10, holder of Spanish Identity Card number 04.848.340-D.

(f) Dña. María Isabel GÓMEZ ROLDÓS, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro Valdivia 10, Madrid, y con Documento Nacional de Identidad número 75.790.629-V.	(f) Ms. María Isabel GÓMEZ ROLDÓS, of legal age, lawyer, of Spanish nationality, domiciled at Pedro Valdivia 10, Madrid, holder of Identity Card number 75.790.629-V.

(g) Dña. Pilar GARCÍA CLAVERÍA, mayor de edad, abogado, de nacionalidad española, con domicilio en Pedro Valdivia 10, Madrid, y con Documento Nacional de Identidad número 76.920.551-H.	(g) Ms. Pilar GARCÍA CLAVERÍA, of legal age, lawyer, of Spanish nationality, domiciled at Pedro Valdivia 10, Madrid, holder of Identity Card number 76.920.551-H.

ANEXO 2 / ANNEX 2
FACULTADES / CAPACITIES

1. Negociar, acordar, suscribir y entregar cualquier documento público o privado con la finalidad de:	1. To negotiate, agree, execute and deliver any public or private document in order to:

(a)    suscribir, aceptar, ratificar, modificar, extender, refundir, subsanar, novar, ceder o aceptar el otorgamiento, la ratificación, modificación, extensión, refundición, subsanación, novación o cesión de todos o cualquiera de los Contratos o cualquier carta de adhesión a los mismos;

(a)    execute, accept, ratify, amend, extend, increase, restate, rectify, novate, assign or accept the grant, ratification, amendment, extension, increase, restatement, rectification, novation or assignment of all or any of the Agreements, or any accession letter related thereto;

(b) elevar a público en España (mediante escritura o póliza) todos o cualquiera de Contratos;	(b) raise all or any of the Agreements to the status of a Spanish public document (escritura pública or póliza intervenida);

(c)    aceptar, suscribir, ratificar, modificar, extender, subsanar, ceder, y/o cancelar cualquier garantía real o personal, promesa de garantía o poder irrevocable, otorgado en relación con los Contratos, y a estos efectos, negociar, acordar, suscribir y entregar cualquier documento público o privado, y/o devolver cualquier documento relacionado con los mismos;

(c)    accept, execute, ratify, amend, extend, rectify, assign, accept and/or cancel any security interest, personal or real (garantía personal o real), promise of creation of security interest or irrevocable power of attorney granted in relation to the Agreements, and for these purposes, to negotiate, agree, execute and deliver any public or private document, and/o return any document delivered to the Grantor in relation to these security interests;

(d)    aceptar, ratificar, modificar, extender, refundir, subsanar, novar, ceder o aceptar la ratificación, modificación, extensión, refundición, subsanación, novación o cesión de cualesquiera garantías reales (hipotecas, prendas o de cualquier otro tipo) o personales, caución, cesión en garantía o promesa de garantía, reales o personales, en conexión con cualquiera de los Contratos; en garantía y/o en beneficio del Poderdante (ya actúe éste en su propio nombre o como agente o representante de terceras partes); sometidas a las leyes de cualquier jurisdicción (incluyendo sin limitación alguna las leyes de España) sobre cualquier clase de activos, incluyendo sin limitación alguna, acciones, participaciones, inmuebles, propiedades, facturas, bienes, cuentas bancarias, derechos contractuales, derechos de crédito y bienes muebles, fijando su precio con vistas a una subasta si la hubiere y las direcciones que sirvan de lugar de notificación y sometiéndose a la jurisdicción de los tribunales de justicia renunciando a su propio fuero;

(d)    accept, ratify, amend, extend, increase, restate, rectify, novate, assign or accept the ratification, amendment, extension, increase, restatement, rectification, novation or assignment of any security interest (mortgages, pledges or any other), caution, assignment by way of security or promise of security, whether personal or real, (garantía personal o real) granted in connection with any of the Agreements; in favour of and/or for the benefit of the Grantor (whether acting in its own name or as agent or representative for third parties); governed by the laws of any jurisdiction (including without limitation, the laws of Spain) over any kind of assets, including without limitation, shares, quota shares, real estate, property, receivables, goods, bank accounts, contractual rights, credit rights and chattels, fixing their price for the purposes of an auction if any and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum;

(e) aceptar, modificar, extender, refundir, subsanar o novar cualesquiera poderes irrevocables relacionados con las Contratos o los documentos reseñados previamente otorgados a favor del Poderdante; y	(e) accept, amend, extend, restate, rectify or novate any irrevocable powers of attorney in connection with the Agreements or the abovementioned documents granted in favour of the Grantor; and

(f) subsanar, modificar y/o ratificar cualquier documento (incluyendo sin limitación escrituras públicas o pólizas) otorgadas por un mandatario verbal en nombre y representación del Poderdante.
(f)    rectify, amend and/or ratify any document (including without limitation any Spanish public document (escritura pública or póliza)) executed by an orally appointed representative in the name or on behalf of the Grantor.

2.    Ejercer cualquier facultad otorgada al Poderdante en virtud de cualquier poder conferido por cualquier persona o sociedad en relación con los Contratos o con cualquier documento referido en este poder.

2.    To carry out or use any capacity or faculty given to the Grantor by any power of attorney conferred by any other person or company in relation to the Agreements or any other document referred hereto.

3.    Solicitar la inscripción y presentar cualquiera de las garantías personales o reales mencionadas en párrafos anteriores (incluyendo cualquier hipoteca), o cualquier otro documento referido en este poder, en cualquier registro español (incluyendo sin limitación el registro de la propiedad, el registro de bienes muebles y el de patentes y marcas) y cualesquiera registros administrativos.

3.    To ask for registration of and file any of the guarantees or securities abovementioned (including any mortgage), or any other document contained herein within any Spanish registry (including without limitation the Land Registry, the Mobile Property Registry and the Trade Mark Registry) and any administrative registry.

4.    Comparecer y representar al Poderdante ante las Autoridades Fiscales españolas y realizar cuantos actos fuesen necesarios para solicitar y obtener de las Autoridades Fiscales españolas un Número de Identificación Fiscal (NIF) para el Poderdante, incluida la formulación, firma y presentación de las declaraciones y modelos tributarios que fueren necesarios.

4.    To appear and represent the Grantor before the Spanish Tax Authorities and to perform all such actions as may be necessary in order to request and obtain from the Spanish Tax Authorities a Tax Identification Number (NIF) for the Grantor, including the formulation, signature and filing of the tax returns and tax forms that may be necessary.

5.    Comparecer ante Notario, Registro (incluyendo sin limitación alguna, registro mercantil, registro de la propiedad, registro de patentes y marcas y de la propiedad intelectual y registro de bienes muebles y cualesquiera requisitos administrativos) o cualquier otra persona, sociedad o autoridad pública, incluyendo sin limitación a las autoridades fiscales, y representar al Poderdante ante las mismas.

5.    To appear before any Notary Public, any Registry (including without limitation the Commercial Registry, Land Registry, Trade Marks and Intellectual Property Rights Registry and Mobile Property Registry and any administrative registry) or any other person, company or public authority, including, without limitation the Tax authorities, and represent the Grantor before them.

Todos los poderes mencionados anteriormente pueden ser ejecutados en los términos y condiciones que el Apoderado libremente elija según los términos consignados aquí, incluyendo determinación de direcciones que sirvan para notificaciones y sometimiento a la jurisdicción de los tribunales mediante la renuncia del fuero propio y/o hacer todas las actuaciones o acciones que el Apoderado tenga por conveniente y necesario para ejercitar las facultades previstas en este apoderamiento.
All of the abovementioned powers to be executed on the terms and conditions that the Attorney may freely agree in accordance with the terms hereof, including fixing the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and/or do any and all acts and things which the Attorney may consider necessary or expedient for the exercise of the faculties provided in this power of attorney.

ANEXO 3 / ANNEX 3
CONTRATOS / AGREEMENTS

Las facultades conferidas por este poder podrán ser ejercitadas en relación con los siguientes contratos:	The capacities granted hereby may be exercised in relation to the following agreements:

1.    un contrato de préstamo sometido a la legislación inglesa, por importe máximo aproximado de [154.000.000]€ suscrito por, entre otros, Naviera Teekay Gas IV S.L.U. como prestatario, los bancos y las entidades financieras listadas en el mismo como bancos y bancos swaps, e ING Bank N.V., Sucursal de Londres como agente y agente español de garantías (tal y como el mismo haya sido o sea modificado, refundido, suplementado o novado en cada momento) (el Contrato de Financiación);

1.    a loan facility agreement governed by English law for a maximum amount of approximately €149,933,766.11 entered into between, among others, Naviera Teekay Gas IV S.L.U. as borrower, the several banks and financial institutions listed therein as banks and as swap banks, and ING Bank N.V., London Branch as agent and Spanish security agent (as amended, modified, restated, supplemented or novated from time to time) (the Facility Agreement);

2. cualquier contrato entre acreedores o de subordinación relacionado con el Contrato de Financiación;	2. any intercreditor or subordination agreement related to the Facility Agreement;

3. cualquier contrato de cobertura relacionado con el Contrato de Financiación;	3. any hedging agreement related to the Facility Agreement;

4. cualquier contrato que modifique, suplemente, ratifique y/o refunda cualesquiera de los contratos anteriores; y	4. any agreement amending, supplementing, ratifying and/or restating any of the agreements referred to above; and

5.    cualquier otro contrato o documento relacionado con el Contrato de Financiación (incluyendo, sin limitación, cualquier garantía real o personal, comfort letters, financiación subordinada, documento de refinanciación, carta de comisiones, carta de adhesión, notificaciones, carta de toma de razón o cualquier otra carta, notificación de selección de plazo de interés, solicitud de disposición o cualquier requerimiento o certificado).

5.    any other agreement or document related to the Facility Agreement (including, without limitation, any security, guarantee, comfort letter, mezzanine finance agreement, refinance document, fee letter, accession letter, notification, acknowledgment letter, or any other kind of letter, interest term selection notice or any other notice, draw down request or any other request and certificates).

ANEXO 4 / ANNEX 4
TÉRMINOS Y CONDICIONES / TERMS AND CONDITIONS

El Poderdante declara que los Apoderados son	The Grantor acknowledges that the Attorneys are:

1. abogados ejercientes solamente en España y bajo Derecho español (salvo que se establezca expresamente lo contrario); y	1. lawyers qualified only in Spain (except as otherwise established); and

2.    empleados o socios de Allen & Overy. Este poder se otorga dentro de la relación por la cual Allen & Overy (o aquella otra entidad que esté autorizada a llevar el nombre “Allen & Overy”) (conjuntamente con Allen & Overy LLP, Allen & Overy) está dando asesoramiento legal en relación con los Contratos y documentación relacionada. El Poderdante acepta que los términos y condiciones (incluidos cualquier limitación en responsabilidad) que regulen la relación entre el Poderdante y Allen & Overy, serán de aplicación igualmente en la relación entre el Poderdante y los Apoderados, de tal forma que cualquier limitación de responsabilidad aplicable se entenderá que limita conjuntamente la responsabilidad de Allen & Overy y la de todos los Apoderados.

2.    employees or partners of Allen & Overy LLP. This power of attorney is given within the relationship by which Allen & Overy (or such other relevant undertaking which is authorised to carry the name “Allen & Overy” (together with Allen & Overy LLP, Allen & Overy)) is providing legal advice in relation to the Agreements and related documentation. The Grantor agrees that the general terms and conditions (included any limitation on liability) governing the relationship between the Grantor and Allen & Overy shall apply to the relationship between the Grantor and the Attorneys, in such a manner that it shall be deemed that any limitation on liability applicable shall jointly limit the liability of Allen & Overy and all the Attorneys.

Los Apoderados no serán responsables frente al Poderdante por cualquier acción llevada a cabo por el Apoderado en nombre o en representación del Poderdante, salvo las acciones atribuibles a la negligencia grave o dolo de los Apoderados, y en estos últimos casos responderán en su caso de conformidad con cualquier limitación de responsabilidad aplicable según el párrafo anterior.
The Attorneys shall not be liable against the Grantor for any action carried out by the Attorney on behalf or for the benefit of Grantor, except for actions attributable to the gross negligence (negligencia grave) or wilful misconduct (dolo) of the relevant Attorney, and within in these cases of any limitation on liability applicable as provided above.

El Poderdante acepta expresamente que los Apoderados actúen (sin responsabilidad alguna) en base al asesoramiento o instrucciones dadas por cualquier otro abogado de Allen & Overy o por cualquier otra persona que actúe para el Poderdante para ejercitar cualquier facultad dada por este poder, en cuyo caso será solamente responsable la persona que haya dado las instrucciones de conformidad con los términos aplicables a la relación entre dicha persona y el Poderdante. En particular, aunque sin carácter limitativo, los Apoderados no serán en ningún caso responsables en relación con ningún documento sujeto a una legislación diferente de la española (o a cualquier legislación diferente a aquella en relación con la que el Apoderado ejerza, si fuera diferente).
The Grantor expressly agrees that the Attorneys may rely (without further liability) on the advice of, or the instructions given by, any other lawyer within Allen & Overy or any entity giving advice to the Grantor in order to exercise any capacity given by this power of attorney, in which case only the person providing the instructions shall be liable vis-à-vis the Grantor in accordance with the terms and conditions governing their relationship. In particular, but not limited to, the Attorneys shall not be liable in any case in relation to any action related to any or document which is governed by a law different from Spanish law (or the jurisdiction in which the Attorney is qualified, if different).

Solamente los Apoderados que hagan uso efectivo de las facultades conferidas por este poder serán responsables ante el Poderdante, de forma en todo caso mancomunada, con excepción de lo dispuesto en los párrafos anteriores.
Only the Attorneys effectively using the capacities conferred by this power of attorney shall be liable vis-à-vis the Grantor, on a several basis (mancomundamente), except as provided above.

El Poderdante deberá	The Grantor shall:

1.    indemnizar al Apoderado por cualquier responsabilidad que éste último incurriese frente a un tercero como consecuencia de cualquier acto realizado correctamente de acuerdo con este poder y mantener a los Apoderados indemnes de cualquier acción, reclamación o responsabilidad de cualquier tipo como consecuencia del ejercicio de cualquiera de las facultades conferidas a los mismos, salvo si dicha responsabilidad se produce como consecuencia de dolo o negligencia grave del Apoderado en el ejercicio de dichas facultades;

1.    indemnify the Attorneys against any liability which the attorney may incur to a third party as a result of anything properly done by it in accordance with this power of attorney and keep the Attorneys harmless against any action, claim or responsibility of any type as a result of the exercise of any of the capacities conferred herein, unless for wilful misconduct (dolo) or gross negligence (negligencia grave) of the Attorney in the exercise of such capacities;

2.    ratificar expresamente (cuando dicha ratificación sea necesaria o conveniente) cada acto llevado a cabo por los Apoderados bajo este poder, siempre que dicho acto se haya llevado a cabo dentro de los límites de las facultades conferidas en el mismo, incluyendo los actos otorgados por el Apoderado antes de la revocación de este poder; y

2.    expressly ratify (when such ratification is necessary or convenient) every act performed by the Attorneys under this Power of Attorney, provided that such performance has been made within the scope of the capacities conferred herein, including the acts performed by the Attorneys before the revocation of this Power of Attorney is known by the Attorney; and

3.    pagar y reembolsar a los Apoderados cualquier gasto, honorario, impuesto, tarifa o comisión que sea necesario o conveniente, y que el Apoderado haya incurrido o pagado, como resultado de las facultades conferidas por este poder.

3.    pay and reimburse to the Attorneys any costs, expenses, fees, taxes, tariff or commissions that are necessary or convenient and that the Attorney has incurred or paid as a result of the exercise of the capacities conferred herein.

Si este poder es revocado antes de que expire el plazo señalado al efecto, la revocación del poder deberá ser notificada por escrito a cualquiera de los Apoderados y será efectiva desde el día en el cual cualquier Apoderado reciba dicha notificación.
If this power of attorney is revoked totally or partially by the Grantor, the revocation has to be notified in writing to any of the Attorneys and will be effective from the date in which any Attorney acknowledges such notification.

El Poderdante reconoce que puede tener la obligación de nombrar Representante Fiscal en España y que ni Allen & Overy ni los Apoderados son Representantes fiscales del Poderdante.	The Grantor acknowledges that it may have the obligation to appoint a Tax Representative in Spain (Representante Fiscal) and Allen & Overy and the Attorneys are not Tax Representatives of the Grantor.

Estos términos y condiciones no afectan a ni modifican los términos y condiciones que regulan la relación entre el Poderdante y Allen & Overy, que permanecerán en pleno vigor.	These terms and condition do not affect or amend the terms and conditions governing the relationship between the Grantor and Allen & Overy, which shall remain in full force and effect.

Las partes, por la presente, se someten con exclusividad a la jurisdicción de los juzgados de la ciudad de Madrid en relación con cualquier reclamación o responsabilidad contractual y extracontractual relativas a este poder.
The parties hereto submit to exclusive jurisdiction of the courts of the City of Madrid in relation to any contractual or non-contractual claims or liabilities related hereto.

SCHEDULE 9
[TO BE REVIEWED BY A&O MADRID]
FORM OF DEED OF ASSIGNMENT OF INTEREST
In Madrid, my residence, on the _______________________, 2011
Before me, ..., Notary Public of Madrid and of its Bar.
APPEAR
OF ONE PART, Mr. ...., [details of the appearer to be filled in by the Spanish notary public]
ON THE SECOND PART, Mr. ...., [details of the appearer to be filled in by the Spanish notary public]
AND Mr. ...., [details of the appearer to be filled in by the Spanish notary public]
WHO ACT
Mr. ...., on behalf of [EXISTING BANK], [details of the Existing Bank and of the appearer’s notarised and apostilled powers of attorney to be filled in by the Spanish notary public].
Mr. .... acts on behalf of [NEW BANK], [details of the New Bank and of the appearer’s notarised and apostilled powers of attorney to be filled in by the Spanish notary public].
Mr. .... acts on behalf of ING Bank N.V., London Branch as Spanish Security Agent, [details of the Agent and of the appearer’s notarised and apostilled powers of attorney to be filled in by the Spanish notary public].
WHEREAS
(A)
[EXISTING BANK] is party to a euro 149,933,766.11 Facility Agreement dated ...., 2011 (the Facility Agreement) between, inter alia, the Spanish company Naviera Teekay Gas IV S.L.U. (formerly Naviera F. Tapias Gas IV S.A.) as Borrower (the Borrower), the Existing Bank ING Bank N.V., London Branch as Spanish Security Agent and ING Bank N.V., London Branch as Agent and the other parties named therein.

(B)	The Facility Agreement is secured, inter alia, with the following Spanish law security documents (hereinafter together the Spanish Security Documents):
I.
Mortgage over a 138,000 cmb LNG carrying vessel with Hull Number 105 dated ... (the Mortgage) relating to the Facility Agreement granted by the Borrower under a notarial deed authorised by the Notary Public of [Madrid] Mr. .... under number .... of his notarial file, and recorded in the [Mercantile Registry of the Canary Islands] under Book ...., Folio ...., on the ...

II.
Pledge over the shares in the Borrower, dated .... (the Pledge) relating to the Facility Agreement granted by [insert details of current shareholder/pledgors] in a notarial deed authorised by the Notary Public of [Madrid] Mr. .... under number .... of his notarial file.

(C)
Under an Assignment Agreement dated ... (the Assignment Agreement) between [EXISTING BANK] and [NEW BANK] and the Agent, the [EXISTING BANK] has assigned to [NEW BANK] [part/all] its rights, obligations and commitments under the Facility Agreement with effect as of [...], including, but not limited, all its rights under the Spanish Security Documents.

(D)
[EXISTING BANK] and [NEW BANK] have agreed to formalise the Assignment Agreement for purposes of Spanish law, and in particular, to validly assign its rights under the Mortgage and to permit the registration of the assignment of the Mortgage in the [Mercantile Registry of the Canary Islands].

CLAUSES
First: The [EXISTING BANK] and [NEW BANK], with the assistance of the Spanish Security Agent, hereby formalise the Assignment Agreement in this notarial deed delivering to me, the Notary, an original executed copy of the Assignment Certificate, which the parties ratify in its entirety, together with its certified translation into Spanish, and are hereby incorporated unto this notarial deed.
The New Bank hereby declares that he knows the terms and conditions of the Facility Agreement and of the Spanish Security Documents, which it ratifies in its entirety.
Second: For the purposes of Spanish law, the Existing Bank has assigned [part/all] of its commitments, rights and obligations under the Facility Agreement as follows:
[details of the portion assigned]
Third: The assignment described in the foregoing clauses implies the assignment of all documents granted as security thereof, including the Spanish Security Agreements. For such purposes, the portion that the Existing Bank and the New Bank will have under the Spanish Security Documents will be as follows:
[details of the portion of the Existing Bank and of the portion of the New Bank]
Specifically, for the purposes of clause of .... the Mortgage, the parties hereby establish that the share of each the Existing Bank and the New Bank is fixed as follows:
[details of the portion of the Existing Bank and of the portion of the New Bank for the purposes of the Mortgage]
Fourth: [NEW BANK] hereby requests the registration of the Assignment Agreement and of the assignment under the Mortgage in the [Mercantile Registry of the Canary Islands], and hereby appoints Mr. [........] and/or Mr. [........], so that any of them may file this notarial deed with the relevant public registry in order to register the assignment of the Mortgage with the registry, and if applicable to give notice to the Borrower so that the Assignment Agreement and the assignment of the Pledge is duly recorded in the Registry Book of Share of the Borrower.
For the above purposes, if in the examination of this notarial deed, the Registrar considers that any clause, provision, paragraph, sub-paragraph line or mention of this deed is not recordable, the parties hereby expressly accept his opinion and hereby renounce to the registration of such clause, provision, paragraph, sub-paragraph line or mention, and specifically requests the partial registration of this deed, so that the assignment of the Mortgage is duly recorded.

The parties agree, through their attorneys, to execute any and all deeds, documents, acts and things that they may consider necessary or expedient to duly register the assignment of the Mortgage to [NEW BANK].
Fifth: All the costs and expenses derived from the execution of this deed will be borne by [NEW BANK].
Sixth: This notarial deed of assignment is governed by Spanish law. [EXISTING BANK] and [NEW BANK] submit for any litigation which may derive from this deed to the non-exclusive jurisdiction and competence of the Courts of the city [Madrid].
So it is said and accepted by the appearers in their capacity as they act, whom I orally admonish about the legal implications.
After reading this notarial deed, the appearers agree to it, approve it, ratify it and sign with me, the Notary.

SCHEDULE 10
FORM OF DEED OF ACCESSION OF SWAP BANK
THIS DEED dated [_____], [_____] is supplemental to a credit agreement (the Credit Agreement) dated [_____], [_____] between, inter alia, Naviera Teekay Gas IV S.L.U. as the Borrower, the Banks, ING Bank N.V., London Branch as Agent and ING Bank N.V., London Branch as Spanish Security Agent.
Words and expressions defined in the Credit Agreement have the same meaning when used in this Deed.
[Name of new Swap Bank] hereby agrees with each other person who is or who becomes a party to the Credit Agreement that with effect on and from the date hereof it will be bound by the Credit Agreement as a Swap Bank as if it had been party originally to the Credit Agreement in that capacity and that it shall perform all of the undertakings and agreements set out in the Credit Agreement and given by a Swap Bank.
The details of Swap Debt covered by this Deed is as follows [_____].
The address for notices of the Swap Bank for the purposes of Clause 34 (Notices) of the Credit Agreement is:
60 London Wall
London
EC2M 5TQ
This document takes effect as a deed notwithstanding that the Agent only executes it under hand.
This Deed is governed by English law.
[Insert appropriate execution language]
Acknowledged.
[Agent]
By:
NUMBER [...]

SIGNATORIES
Borrower
NAVIERA TEEKAY GAS IV S.L.U.
By:
Banks
ING BANK N.V., LONDON BRANCH
By:
ABN AMRO BANK N.V.
By:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:
J.P. MORGAN EUROPE LIMITED
By:
SCOTIABANK(IRELAND) LIMITED
By:

Swap Banks
ING BANK N.V., LONDON BRANCH
By:
ABN AMRO BANK N.V.
By:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:
THE BANK OF NOVA SCOTIABy:
Agent
ING BANK N.V., LONDON BRANCH
By:
Spanish Security Agent
ING BANK N.V., LONDON BRANCH
By:
Mandated Lead Arrangers
ING BANK N.V., LONDON BRANCH
By:
ABN AMRO BANK N.V.
By:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:

Lead Arrangers
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:
J.P. MORGAN LIMITED
By:
SCOTIABANK (IRELAND) LIMITED
By: